Exhibit 10.1

Master Agreement for Services
between
Southern Company Services, Inc.
and
Powercomm Construction, Inc.
Agreement No. 50034

This Agreement contains confidential or Protected Information for use by Southern Company Services, Inc., Contractor, or their affiliates only; do not disclose, copy, or scan for any other purpose, except to the extent required by law or contract.

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DEFINITIONS		3
PART 1.	THE CONTRACT	4
1.1	Contract Documents	4
1.2	Term	4
1.3	Performance Authorization	4
1.4	Benefited Parties	5
PART 2.	CONTRACTOR PERFORMANCE	5
2.1	Contractor Obligations	5
2.2	Independent Contractor	5
2.3	Representatives and Subcontractors	5
2.4	Safety and Health	6
2.5	Services Performance	7
2.6	Time	9
PART 3.	COMPLIANCE	10
3.1	Drug-Free and Alcohol-Free Workplace and Behavioral Standards	10
3.2	Site and Security Rules	11
3.3	No Toleration of Unacceptable Behaviors (Ethics)	11
3.4	Legal Compliance	12
3.5	GSA Flow-Down	14
3.6	Audit Rights	14
PART 4.	INFORMATION RIGHTS AND DATA SECURITY	14
4.1	Protected Information	14
4.2	Company Data and Security	15
4.3	Data Breach; Unauthorized Disclosure	15
4.4	Proprietary Interests	15
4.5	Publicity; Third-Party Communication	16
PART 5.	PAYMENT AND CHANGES	16
5.1	Contract Price	16
5.2	Invoices	16
5.3	Payment	16
5.4	Taxes and Expenses	17
5.5	Company-Initiated Change	17
5.6	Change Order Request	18
PART 6.	INSURANCE	18
6.1	Insurance Coverage Required	18
6.2	Additional Insurance Requirements	19
6.3	Contractor’s Property	20
PART 7.	INDEMNITY AND CLAIMS	20
7.1	General Indemnity Obligation	20
7.2	Intellectual Property Indemnity	21
7.3	Scope of Liability	21
7.4	Cooperation	21
PART 8.	TERMINATION AND DEFAULT	21
8.1	Suspension	21
8.2	Termination for Convenience	21
8.3	Contractor Breach	22
8.4	Contractor Rights	23
8.5	Actions on Contract Conclusion	23
PART 9.	WARRANTIES	23
9.1	Representations and Warranties	23
9.2	Performance Warranties	24
9.3	Warranty Fulfillment	25
PART 10.	MISCELLANEOUS	25
10.1	Contract Interpretation	25
10.2	Contract Modification	26
10.3	Notices	26
EXHIBIT A – NOTICES AND ADMINISTRATION		28
EXHIBIT B – COMPANY STANDARDS - DRUG & ALCOHOL & BACKGROUND		29

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DEFINITIONS

This Agreement uses the defined terms identified here, or in the body of the Agreement, and the rules of construction described in Contract Interpretation (Section 10.1).

Affiliate: An entity controlling, controlled by, or under common control with Company, whether present or future.

Claim: Any loss, damage, cost, expense, or liability for any damage or claim (including any demand, suit, settlement, judgment, penalty, fine, proceeding, or action of any kind (e.g., tort, breach of contract, strict liability, or equity)) for: (i) personal or bodily injury (including death); (ii) property damage (including loss of use); (iii) defective Products or Services; (iv) monetary damage; (v) infringement; or (vi) equitable relief), including all “Claim Expenses” (actual attorneys’ fees reasonably incurred; investigation, defense, litigation, court, arbitration, or mediation costs; expert, consultant, arbitrator, or mediator fees or expenses; any notification- related costs arising out of a data breach, loss, or unauthorized access to data; and bond expense).

Company Data: All Company or Affiliate data or content input into, maintained in, or generated as output or a report arising out of Contractor’s Services, or provided to Contractor by Company, an Affiliate, or a third party in connection with the Services (e.g., employee/HR information, business process information, operations data; customer or supplier information; system history, needs, or plans; capacity data; pricing, financial, or cost data; or other non-public Company information to which Contractor has access in the course of providing Services), including aggregated and de-identified data.

Contract/Contract Documents: Collective reference and interchangeable terms meaning: (i) this Agreement, except as specifically excluded, superseded, or modified by another Contract Document per Order of Precedence (Section 1.1.B); (ii) the Order and Purchase Order; and (iii) all documents of the type listed in Section 1.1 attached to or referenced in a Contract Document.

Generation Facility Co-Owners: Entities with whom Affiliates Georgia Power Company (GPC) or Alabama Power Company (APC) co-own electric generation facilities. GPC’s co-owners include Oglethorpe Power Corporation (OPC); Municipal Electric Authority of Georgia (MEAG); City of Dalton, Georgia (Dalton); Jacksonville Electric Authority (JEA); Florida Power and Light Company (FPL); Gulf Power Company (Gulf); and Southern Power Company (SPC). Plant Scherer co-owners are GPC, OPC, MEAG, Dalton, JEA, FPL, & Gulf; co-owners of Plants Hatch & Vogtle are GPC, OPC, MEAG, & Dalton; and co-owners of Plant Wansley are GPC, OPC, MEAG, Dalton, & SPC. PowerSouth Energy Cooperative is a co-owner with APC of James H. Miller Electric Generating Plant Units 1 & 2.

ITS: The Georgia Integrated Transmission System, owned by GPC and the other “ITS Participants” (Georgia Transmission Corporation, Municipal Electric Authority of Georgia, and City of Dalton, Georgia).

Modification: Written amendment to a Contract Document signed by each Party’s authorized agent or change in the Contract or Services that is: (i) issued by Company to make a minor change requiring no Contract Price or Contract Time adjustment; (ii) a project change order signed by each Party; or (iii) issued by Company and accepted by Contractor (in writing, orally, or by commencing performance), including an Administrative Change per Section 10.2.A.

Order: Contract Document signed by both Parties that incorporates this Agreement’s terms and conditions and describes the Services. The document title may be Service Order, Project Authorization Agreement (PAA), Work Authorization, Task Order, Purchase Contract, Work Order, Project Agreement, or other similar title.

Persons Indemnified: Southern Company Services, Inc., Southern Company, Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and all other Affiliates; the applicable ITS Participant (for Services for GPC or SCS involving ITS Participant facilities); the applicable Generation Facility Co-Owners (for Services involving Plants Hatch, Scherer, Vogtle, or Wansley); and any other person or entity named a “Person Indemnified” in the Contract; and: (i) the officers, directors, employees, representatives, agents, successors, or assigns of each of them; and (ii) any person or entity claiming through one of them.

Product: Any equipment, material, component, good, intellectual property, or Work Product, including warranties and performance standards, provided or to be provided to Company, or used, by Contractor to fulfill Contract obligations.

Protected Information: Tangible or intangible non-public or proprietary business information or data owned or controlled by, or in the possession of, Company that it treats as confidential, proprietary, or not subject to public disclosure (including Company Data, technical, business, marketing, financial, operations, personnel, and customer information; know-how; inventions; trade secrets; computer programs; databases; and network architecture), as well as any document or material containing or generated from Protected Information.

Regulated Substance: Hazardous or toxic waste or substance defined as a pollutant or contaminant that applicable law regulates, controls, limits, or prohibits (e.g., asbestos, flammable explosive, chemical, petroleum, urea, formaldehyde, radioactive material, PCB’s, pesticide, herbicide, sludge, acid, metal, solvent, wastewater, or sewage).

Representative: Each person or entity performing, or employed, used, or contracted by or on behalf of Contractor to perform, any part of the Services or Contract obligations, including: (i) Contractor and any affiliate or subcontractor; (ii) the officers, directors, employees (full time, part time, temporary, or leased), representatives, or agents of each; and (iii) any other person or entity for whose conduct Contractor or an affiliate or subcontractor is responsible.

Services: All work, services, expertise, advice, guidance, recommendations, labor, supervision, management, support personnel, Work Product, deliverables, technical direction, Products, tools, licenses, permits, electronic devices, intellectual property, transportation, testing devices, supplies, office or storage facilities, utilities, resources, systems, responsibilities, processes, coordination, performance standards, warranties, work reporting, or other assistance provided, or to be provided, to Company, or used by Contractor, to fulfill Contractor’s Contract obligations.

Waste: Trash; waste (solid, universal, hazardous, or non-hazardous); demolition debris; or excess soil or material.

Work Product: Any deliverable, work, work of authorship, material, software interface, document, report, specification, drawing, method, apparatus, system, enhancement, record, analysis, invention, model, data, technique, program, presentation, or recommendation (including any derivative work) developed, prepared, created, conceived, or delivered by Contractor for or in connection with, or with Company’s use of, the Products or Services.

Work Site: A physical location not owned or leased by Contractor where Contractor performs Services or any computer, electronic, network, internet, intranet, or virtual location site, system, or application, owned or controlled by Company or a third party, accessed by Contractor in providing Services.

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Master Agreement for Services between

Southern Company Services, Inc. and PowerComm Construction, Inc.

Agreement No. 50034

Southern Company Services, Inc., an Alabama corporation (“SCS” or “Company”) (acting for itself and as agent for its Affiliates, including Alabama Power Company, Georgia Power Company, Gulf Power Company, and Mississippi Power Company (SCS and each Affiliate referenced individually as “Company”)) and PowerComm Construction, Inc., a Virginia corporation (“Contractor”), enter into this Master Agreement for Services (“Agreement”) as of the Effective Date stated in Section 1.2 (Term). Company and Contractor (the “Parties”) acknowledge and agree:

PART 1         THE CONTRACT

1.1         Contract Documents. Contractor will provide Services to Company according to this Agreement and the applicable Contract Documents, which collectively state all terms and conditions.

A.   The Contract. The Contract for particular Services or a particular project includes this Agreement and the following Contract Documents, as applicable:

(i)	An Order (e.g., “Service Order,” “Project Authorization Agreement” (“PAA”), “Task Order,” or “Work Authorization”) for a particular project or scope of work, describing the requested Services and the applicable payment terms (“Rate Agreement”); and

(ii)	The “Purchase Order” issued by Company to authorize payment under this Agreement, excluding preprinted or boilerplate terms and conditions, which are void; and

(iii)	Each exhibit, attachment, appendix, schedule, or other document attached to or referenced in a Contract Document, including Company specifications, drawings, or general, special, or supplemental conditions; and

(iv)	A Modification signed by the Parties or issued by Company and accepted by Contractor.

B.   Order of Precedence. The Contract Documents are complementary, but if there is a discrepancy, the order of precedence is: (i) Modification; (ii) this Agreement, unless the Order or other Company-generated Contract Document expressly identifies an Agreement provision as superseded, excluded, or modified; (iii) Order; and (iv) specifications. Unless the Contract states otherwise, if Contract Documents contain a discrepancy, project or detail specifications prevail over general; otherwise, the more stringent requirement or greater quality or quantity requirement controls.

1.2         Term. Upon signing by both Parties, the term of this Agreement begins on September 13, 2016 (the “Effective Date”) and continues for 3 years, unless earlier terminated in accordance with Agreement provisions. At the end of the initial term, Company will review to either allow this Agreement to automatically renew for successive one-year terms or allow this Agreement to expire. The term of a Purchase Order, Order, or Rate Agreement is distinct from the term of this Agreement. Unless a termination notice or other Company-generated document expressly states otherwise, expiration of this Agreement will not affect obligations under an accepted Order not yet fully performed and that Contract will continue in effect until the earlier of full performance or termination.

1.3         Performance Authorization. This Agreement alone does not authorize Contractor to provide Services. Contractor may provide Services only after: (i) both Parties sign an Order; (ii) Company issues a Purchase Order; and (iii) Company issues a written or verbal authorization of Services or notice to proceed, which authorization may be expressed in the signed Order (e.g., a date certain or upon occurrence of a specific event) or which may be in a subsequent written or verbal communication from Company.

A.   Separate Contracts. Each Order is a separate Contract for the particular project or Services. A Contract includes all provisions of this Agreement (including, absent express statement otherwise, all incorporated Contract Documents) and other Contract Documents or terms and conditions as specified in the Order. Despite any Agreement provision, if Contractor performs work for Company without a specific Order or separate contract, the terms and conditions in this Agreement and all applicable Contract Documents (e.g., an Order and Rate Agreement for Services of that type) apply, whether or not specifically referenced.

B.   Non-Exclusive Agreement. This Agreement is not an exclusive dealings agreement. Company has no obligation to authorize any Services or to pay for any minimum amount of Services, unless Company expressly agrees otherwise in an Order. Company may perform similar work itself or may contract with a third party for similar work. Company may ask Contractor to provide Services on an as-needed basis.

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1.4         Benefited Parties. SCS enters into this Agreement not only for its own benefit but also for the benefit of its Affiliates, including Alabama Power Company, Georgia Power Company, Gulf Power Company, and Mississippi Power Company. Any Affiliate (“Company”) may obtain Services under this Agreement by issuing its own Purchase Order or Order referencing this Agreement and Contractor will sign, accept, or reject the Contract. Except as otherwise stated in the Contract between the Affiliate and Contractor, this Agreement governs the Affiliate Contract and the rights, benefits, remedies, and obligations between Contractor and the Affiliate are the same as between Contractor and SCS, including the Affiliate’s right to enforce this Agreement in its own name. Each Affiliate (i.e., each Company) is solely responsible for its own transactions, including payment obligations, and no provision of this Agreement or any Contract makes SCS or an Affiliate liable for another Affiliate’s obligation or liability.

PART 2         CONTRACTOR PERFORMANCE

2.1         Contractor Obligations. By accepting a Contract, Contractor represents that it: (i) is familiar with and has considered factors that might affect performance (e.g., labor or resource availability or cost, local codes, the Work Site, weather conditions, applicable law, Contract requirements, or other contingencies that could affect performance time or cost), whether or not referenced in the Contract; (ii) has correlated its observations with Contract requirements; and (iii) can, and will, at its own expense and for the agreed Contract Price, provide all Services as required by the Contract. Contractor must provide all Products and resources (e.g., construction equipment, tools, supplies, permits, or intellectual property) necessary to fulfill the Contract, unless the Contract states that Company or a third party will provide. Services provided on an hourly (time and material or time and equipment), unit, cost-plus, or other non-lump sum Contract Price basis include everything necessary, in Company’s reasonable opinion, for proper performance, whether or not expressly stated. A Contract with a lump sum Contract Price includes everything necessary to complete all obligations, requiring performance to the extent consistent with the Contract or reasonably inferable as necessary to produce the specified results.

2.2         Independent Contractor. Contractor is, and will always act as, an independent contractor when providing Services. Company reserves no right to control method or manner of performance. Contractor: (i) is responsible for the act or omission of each Representative and of any other person or entity providing work or resources related to Contractor’s Contract performance; and (ii) has control over, and responsibility for, its equipment and resources. Representatives have no right to participate in Company employee benefit plans as a result of providing Services. Except as explicitly stated in the Contract, Company has no liability to Contractor, a Representative, or a third party arising from action or inaction of Contractor or a Representative. No Contract or activity under a Contract creates a partnership, joint venture, agency, or employment relationship between the Parties. Neither Contractor nor a Representative may act as an agent or representative of Company.

2.3         Representatives and Subcontractors. Contractor must maintain a sufficient, qualified work force to provide Services as required by the Contract. Each Representative must: (i) have appropriate education, training, and experience; and (ii) possess each license, certification, registration, or qualification required by applicable law. Before a Representative performs Services, Contractor must verify qualifications and experience and must provide training to remedy a deficiency. Contractor also must ensure that each Representative maintains qualifications through appropriate refresher training or testing throughout performance. Each Representative must exercise the skill and care required per Performance Warranties (Section 9.2). If Company determines -- in its sole discretion, but not for an illegal or discriminatory reason -- that a Representative is unsuitable for the Services or that the Representative’s presence at a Work Site or Contract performance is not consistent with Company’s best interests, Contractor, at its expense, must remove the individual and replace with a suitable Representative. Each Representative must adhere to a reasonable standard of appearance (including being reasonably neat, clean, and well groomed) and wear OSHA-compliant attire.

A.   Coordination and Communication. Contractor will designate the Representative responsible for coordinating its Contract performance and, if requested, a Representative responsible for supervising Work Site Services. Each designated Representative must: (i) have full authority to act on Contractor’s behalf; (ii) have experience supervising similar work; (iii) be acceptable to Company; and (iv) participate in meetings about the Services upon request. A Company instruction or notice to a designated Representative binds Contractor. Company may designate one or more persons to act on its behalf. Section 10.3 (Notices) and Exhibit A (Notices and Administration) address contract administration details. When Work Site Services are in progress, at least one responsible Representative must be present and have available an up-to-date copy of the Contract. Unless the Contract states otherwise, each work group performing Work Site Services must have either a two-way radio compatible with devices used by Company or a cellular telephone. The Parties will update contact information as appropriate.

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B.   Subcontractors and Suppliers. Contractor may not subcontract, in whole or in part, a Contract, or any Contract performance obligation, without Company’s prior written or verbal consent. A subcontractor is any person, other than a Contractor employee per applicable law, or entity under contract with Contractor to perform part of the Services or receiving payment related to the Services, including a labor broker or job shop. Contractor must submit a proposed subcontractor’s name, contact information, and other requested data and Company will provide timely consent or rejection. Unless the Contract states otherwise, an entity providing resources only, and no other Services at a Work Site or in connection with the Contract, is a “supplier” and not a “subcontractor.” If Contractor uses a subcontractor or supplier:

(i)	Contractor must bind each subcontractor, in writing, to all applicable Contract provisions and require enforcement of this Subcontractors and Suppliers clause with any lower tier subcontractor; and

(ii)	Contractor must verify compliance with Legal Compliance (Section 3.4) and Insurance (Part 6); and

(iii)	Contractor must notify Company when a subcontractor starts or stops Work Site Services; and

(iv)	Absent Company’s express prior written or verbal consent, Contractor must be present at the Work Site when a subcontractor is performing Services; and

(v)	Contractor must promptly pay each the undisputed amount to which it is entitled from amounts paid by Company, absent grounds per Payment Withheld (Section 5.3.A); and

(vi)	Each must look only to Contractor, and not to Company, for payment and for performance of Contractor’s obligations; and

(vii)	A subcontract does not alter Contractor’s obligations to Company, or Company’s rights against Contractor, and Contractor remains primarily liable to Company for all Contract performance; and

(viii)	Contractor is liable for the act or omission of each subcontractor, supplier, or Representative; and

(ix)	All Company rights, and all Contractor restrictions and obligations, apply equally to a subcontractor; and

(x)	All warranties must be enforceable by Company per Assignment of Warranties in Section 9.2; and

(xi)	If the Company-Contractor Contract terminates before Services completion, the subcontract, at Company’s option, must expressly be assignable to Company; and

(xii)	All Contractor duties, restrictions, and requirements in Information Rights and Data Security (Part 4) and Legal Compliance (Section 3.4) also expressly apply to each subcontractor, supplier, or other Representative and Contractor is responsible for enforcement; and

(xiii)	Contractor must indemnify Persons Indemnified against any Claim arising from Contractor’s failure to comply with this Subcontractors and Suppliers clause.

C.   Public Relations. Company’s relations with customers, contractual parties, and the public are of utmost importance. Contractor must not adversely affect those relationships and each Representative must act courteously in communicating with these persons. Contractor must facilitate communication and coordination with, and minimize inconvenience to, these persons and must notify Company promptly of any communication or coordination issue.

2.4         Safety and Health. Contractor must make safety integral to all Contract performance and is solely responsible for the safe performance of all Services, including the safety of Representatives and the public. Before commencing Work Site Services, Contractor must ascertain any unsafe condition at the Work Site (e.g., a hazardous condition posing immediate danger to life or limb, risk of material disruption to Company’s operations or electrical system, or risk of significant property damage) and inform its Representatives, and any other affected persons at the Work Site, about the unsafe condition and proper safety measures. Company is not responsible for the physical condition or safety of a Work Site. When performing Work Site Services, Contractor always must: (i) enforce a safety program complying with applicable law; (ii) ensure that a competent person (as defined by OSHA) familiar with OSHA regulations and Contractor’s safety program, is present and supervising the Services; (iii) take all measures required to prevent personal injury (including providing all appropriate personal protective equipment as required or approved by applicable law) and to prevent property damage; (iv) cooperate with Company and others regarding their safety programs; and (v) comply with a reasonable request to eliminate an unsafe condition or to correct an unsafe practice. Upon request, Contractor must provide additional information about its safety program or record.

A.   Safety Communication. Contractor must coordinate all safety and work rules and procedures with Company and all Representatives. Contractor warrants or covenants that, before performing Services at each Work Site, it will have communicated and discussed with Company the characteristics of the Services and Work Site related to safety of the Services to be performed, including, as applicable: (i) nominal voltages of lines and equipment; (ii) maximum switching-transient voltages; (iii) presence of hazardous induced voltages and presence and condition of protective grounds and equipment grounding conductor; (iv) location of circuits and equipment, including electric supply lines and condition of poles, communication lines, and fire-protective signaling circuits; and (v) any environmental condition relating to safety. Contractor further covenants that it will instruct its Representatives regarding the information supplied by Company and agrees that it will notify Company and Representatives of any unique hazardous condition presented by the Services, including any such condition identified during the Services.

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Further, before commencing Services, Contractor warrants or covenants that it will communicate and instruct each Representative on all applicable safety, health, and legal requirements and job-related concerns, including: (a) applicable law and OSHA requirements and regulations; (b) Contractor’s safety program; (c) any project- specific safety plan or Services-specific information; (d) any known Work Site hazard; and (e) Contract obligations. If applicable, to ensure safe Work Site communication, Contractor must ensure that an English-speaking Representative, able to communicate with and translate for each non-English speaking Representative, is always at the Work Site. If non-English speaking Representatives are in separate work groups, an on-site English- speaking translator must be available for each group. Contractor must continue this communication and translation for each new Representative, and on each Work Site, and provide updates throughout the Contract term.

B.   Clearances. If at least one crewmember has current certification, Contractor is responsible for signing onto a line clearance required for its Services. While performing Services under a clearance, Contractor must maintain continual communication with Company’s control center by mobile telephone or two-way radio compatible with Company radios.

C.   Proximity to Electrical Facilities. Contractor may perform Services in proximity to or on electric facilities that are, or may be, energized. Contractor must not allow anyone other than a qualified Representative (who understands the nature of electricity and the danger of working in proximity to electrical facilities) to perform Services in proximity to, to climb on, or to work on electrical facilities. Company has no duty to warn or supervise any person that Contractor allows on or near electrical facilities. Before anyone performs Services on or near electrical facilities, Contractor must warn the individual of the danger in making contact or in failing to maintain distance as required by the National Fire Protection Association, American National Electrical Code, National Electrical Safety Code, OSHA, or other applicable law.

D.   Incident Reporting. If a serious incident occurs in connection with Contract performance, Contractor must notify Company promptly and provide incident information as reasonably requested. In addition to incidents described in Section 3.1.C (Notification and Required Testing) or Section 4.3 (Data Breach; Unauthorized Disclosure), “serious incident” examples include a potentially fatal or serious accident (e.g., electrical contact) or Contractor-caused damage to property. Company may participate in the investigation and Contractor, upon request, must inform Company of the results and the planned corrective action. Company also may require additional corrective measures as a condition to continued performance of Services.

E.   Unsafe Condition. Despite any other Contract provision, if Contractor discovers an unsafe condition or Regulated Substance release at a Work Site, it must notify immediately Company and any applicable regulatory authority and suspend Work Site performance, pending Company’s decision on course of action. Although Company has no duty to supervise, Company may suspend Services (per Suspension (Section 8.1)) upon learning of an unsafe condition. If Contractor action or inaction caused or exacerbated the condition, Contractor must restore to the prior condition, without Contract Price or Contract Time adjustment.

2.5         Services Performance. Contractor must manage and supervise all Services, using its best skill and attention. Subject only to applicable law or specific Contract requirements, Contractor is solely responsible for providing the Services safely and satisfactorily and is in control of: (i) details, means, and methods; (ii) resource selection and use; (iii) supervising Representatives; and (iv) coordinating all aspects of the Services.

A.   Planning and Review. Because Contract Documents are complementary and to facilitate coordination and performance, at the start of activity on each project or Contract, or at a new Work Site, and at the start of each portion of the Services, Contractor must review Contract Documents and project information for any discrepancy, omission, or uncertainty (including inconsistency with applicable law), take field measurements of existing conditions, and observe any Work Site condition affecting the Services. If Contractor, before or during performance, finds or learns of any discrepancy, omission, uncertainty, or noncompliance, Contractor must report in writing to Company and request an interpretation before performing affected Services. Company’s interpretation or decision is final. Continued performance involving the discrepancy without Company authorization is at Contractor’s expense.

B.   Selection of Products. Company reserves the right to approve type and source of all Products; Contractor must use or provide only Products of the kind, make, and quality specified in the Contract. If the Contract specifies approved or acceptable suppliers, Contractor must strictly comply and furnish an approved Product, unless: (i) it proposes, and documents the equivalency of, an alternate Product, explicitly calling attention to each material difference between the proposed alternate and that specified; and (ii) Company allows the alternate. A substitution not authorized by Company, or for which Contractor failed to provide necessary information, is defective. If the Contract specifies performance criteria, Contractor must perform analysis sufficient to determine the appropriate Product. If performing maintenance, warranty, or repair Services, Contractor must provide repair/replacement parts/materials of the same kind and quality as the original, unless the Contract expressly allows otherwise.

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C.   Site Conditions. Company does not guarantee: (i) that documents are precise as to Work Site grade, elevation, or dimension; or (ii) quality or sufficiency of a third party’s work. Contractor must review all pre-existing conditions and report promptly any discrepancy that might impact the Services.

D.   Logistics. Contractor must procure a suitable show-up site for Representatives and any needed staging area. Contractor may not use a Company facility (e.g., a substation) as a show-up site or staging area, absent Company’s prior written or verbal consent.

E.   Monitoring and Evaluation. Company has the right to monitor or inspect Services at any location to verify Contract compliance. At all reasonable times, at no cost to Company and without requiring a waiver or release, Contractor and each subcontractor or supplier must provide to the monitor safe premises access and necessary documents or assistance. An inspection or evaluation is not to control method or manner of Contractor’s performance and does not: (i) constitute supervision of Contractor; (ii) relieve Contractor from Contract compliance; or (iii) constitute acceptance of Services. If Company rejects nonconforming Products or reports nonconforming Services, Contractor promptly must remove and replace the Products or pursue diligently the cure of, or promptly replace or re-perform, the subject Services. Company waives no right by electing not to monitor, or by failing to discover, accepting, or paying for nonconforming Services. Company may compile performance review data for use in future contract negotiations or bid evaluations.

F.   Testing and Acceptance. Contractor must cooperate with any Company testing or assessment of Services to verify Contract compliance, whether during progress of the Services, at completion, or to determine compliance with a warranty. If required by Contract or applicable law, Contractor must timely procure a test, inspection, acceptance, or approval of Services by, as applicable, the appropriate authority or a commercial entity acceptable to Company. Contractor must give notice so that Company personnel may attend.

G.   Care of Resources and Property. Contractor, as applicable, must: (i) deliver, unload, handle, store, and manage resources provided by or to Contractor; and (ii) deliver, load, unload, handle, store, and install Products per manufacturer’s instructions. If Company supplies resources, it may deliver the items at Company’s warehouse, a Work Site, or other location of Company’s choice, for loading or unloading by Contractor. Contractor must use resources furnished by Company or others without unreasonable waste. Until Services completion, Contractor is responsible for loss of or damage to Services (completed or in progress), Products (installed or not installed), or other property in Contractor’s care or control and caused: (a) in whole or in part by Contractor, including unreasonable waste; (b) by corrosion or Regulated Substance release; (c) by fire, explosion, collapse, theft, vandalism, or act of God or nature (e.g., tornado, storm, earthquake, lightning, or flood, including rain and surface or sub-surface water); or (d) by any cause other than sole negligence or reckless or intentional act of a Person Indemnified. Contractor also is responsible for loss of or damage to property of a Person Indemnified or a third party (including underground facilities, survey markers, or other property on or adjacent to the Work Site) caused, in whole or in part, by Contractor during Contract performance. If Contractor causes property loss or damage covered by this clause, Contractor Breach (Section 8.3) will apply.

H.   Use of Company Property. If Contractor wishes to use Company property (e.g., equipment, tools, or vehicles) in connection with its Contract performance, Contractor must: (i) obtain Company’s prior written consent; (ii) inspect the property before use; and (iii) ensure only qualified Representatives operate the property. The Parties will sign any appropriate documentation about terms of use, which use does not alter Contractor’s independent contractor status. Contractor’s acceptance and use of Company property constitutes its warranty that each Representative operating the property is qualified to do so and is conclusive evidence that the property was in good condition and fit for the intended use when accepted. Contractor is liable per Indemnity and Claims (Part 7) for damage to, or personal injury or property damage arising from Contractor’s use of, property of Company or an Affiliate, excluding reasonable wear and tear. Company makes no warranty of Company property and has no liability arising from Contractor’s use of Company property.

I.   Ownership of Resources and Materials. Neither: (i) resources furnished to Contractor; (ii) resources supplied by Contractor and paid for by Company; nor (iii) scrap or damaged materials resulting from the Services are Contractor’s property. Any existing, obsolete, or damaged material or resource removed or replaced during the Services remains property of Company or a third party owner. Contractor must protect all Company or third party property in its control and must return unused resources or material to the specified location before completion. Contractor also must inform all Representatives that any material or resource not furnished by Contractor (whether new, old, scrap, damaged, obsolete, or replaced) is not Contractor property and that Company may pursue available legal remedies to prosecute, or to obtain reimbursement for, a violation of this clause.

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J.   Handling of Waste. Contractor must manage, transport, store, and dispose of all Contractor Waste in accordance with applicable law. Contractor must not handle Waste in a manner that will: (i) create a nuisance (e.g., unreasonable noise, odor); (ii) be conducive to insect or rodent infestation or harboring of wild animals; (iii) impair air, ground water, or surface water quality or otherwise impair quality of the environment; or (iv) create a hazard to public health, safety, or well-being. Contractor must not allow release of any Waste, Regulated Substance, pollution, noxious gas, or toxic substance in violation of applicable law and is responsible for investigation, clean up, or remediation necessary due to breach of this clause. If Contractor brings Waste or a Regulated Substance onto the Work Site, it is the owner of, and responsible for management and timely disposal or recycling of, the Waste or Regulated Substance. Contractor must not place Contractor-generated Waste in a Company waste container. If feasible, Contractor must store Waste containers in a controlled and secure location, to prevent public access.

K.   Cleanup. Contractor must keep the Work Site reasonably clear and in a condition so that its Services or resources do not hinder contiguous activity. Contractor must not allow Waste to accumulate in an unsafe or unreasonable manner and must periodically clean the Work Site and remove and dispose of Waste. Promptly upon completing performance at each Work Site, Contractor must: (i) clean the Work Site to the extent practicable and to Company’s reasonable satisfaction; (ii) remove all Products and resources and return usable surplus Company property to the designated location; (iii) remove and dispose of all Waste; and (iv) restore the Work Site to a condition satisfactory to Company. At completion, Company may take over surplus materials, at a mutually agreed price. If Contractor fails to comply with this clause after notice, Company may arrange cleanup at Contractor’s expense per Damages for Breach (Section 8.3.B).

L.   Documentation and Deliverables. Contractor must furnish timely, and in the format requested, any deliverable, Work Product, report, or other required documentation. If the original submittal is nonconforming, Company may require Contractor to correct or complete, at Contractor’s expense.

2.6         Time. Time is of the essence in providing Services. The “Contract Time” is the period stated in the Contract or accepted schedule, or otherwise agreed, for starting and completing all or a designated portion of the Services, or for an interim milestone, as adjusted per the Contract, if applicable. Contract Time is an essential Contract condition and Contractor confirms that Contract Time is reasonable by accepting the Contract or by agreeing to the schedule. Contractor must: (i) engage qualified Representatives, begin Product procurement (if applicable), and provide resources sufficient to meet interim milestones and to perform at a rate of progress consistent with Contract Time; (ii) perform Services as expeditiously as is consistent with professional skill and care and orderly and timely progress of the Services; and (iii) complete Services within the Contract Time.

A.   Schedule; Status Reports. Appropriate Representatives must be available to meet with Company as reasonably requested to report on progress, review performance, and discuss any outstanding issues. Upon request, Contractor must prepare (or update) and submit an estimated schedule providing for expeditious and feasible Services performance. The schedule, in the specified format and with activity start and finish dates, must conform to project sequence or interim completion requirements. Contractor must perform in general accordance with the schedule and provide written status reports upon request. If Contractor contends a Contract Time extension is justified, Change Order Request (Section 5.6) applies.

B.   Non-Working Days. Contractor will not normally perform Work Site Services on Company’s standard “Non- Working Days” (Saturdays; Sundays; and Company’s designated holidays). Absent prior written or verbal consent, Contractor may not perform Services requiring Company presence or action on Non-Working Days, but, after providing notice, may choose to perform Services not requiring Company’s presence, at straight time rates or without Contract Price increase.

C.   Coordination. Company may perform work in connection with the Services or at the Work Site with its own personnel or other contractors. Contractor must coordinate with Company or others working on the same project or Work Site. Contractor is responsible to Company for another contractor’s damages resulting from Contractor action or inaction.

D.   Excusable Delay. “Excusable Delay” is an event, foreseeable or not, preventing or delaying Contract performance, beyond the Party’s reasonable control, and not resulting from its own fault. Excusable Delay includes: (i) catastrophic weather or other extraordinary act of God or nature; (ii) explosion, implosion, fire, or contamination; (iii) war, blockade, or embargo; (iv) act or threat of terrorism or civil disturbance; (v) epidemic, pandemic, or quarantine; (vi) act of civil or military authority; or (vii) third party strike or labor disturbance actually impeding performance. Excusable Delay does not include usual and foreseeable weather, economic hardship, market change, or Contractor/subcontractor nonperformance or delay, other than for a reason in subparts (i) through (vii). A Party is excused from performance to the extent reasonably required, if the Party, who bears the burden of proof: (a) upon learning of the Excusable Delay, gave prompt written notice of the Delay, the critical path or Contract obligation affected, and probable impact; (b) exercised reasonable mitigation effort; and (c) timely resumed performance when possible. If Excusable Delay occurs, Company may: (1) extend Contract Time for the reasonable period that the Excusable Delay affected the critical path; (2) require Contractor, at Company’s expense, to accelerate performance to make up lost time; or (3) terminate the Contract or cancel Services, in whole or in part, per Termination for Convenience (Section 8.2). Either Party may terminate a Contract if Excusable Delay continues beyond 60 days. In any event, unless option (2) applies, neither Party is liable to the other for damage, delay, or costs resulting from Excusable Delay.

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E.   Acceleration. If there is delay in project progress (whether or not Excusable Delay), if an interim milestone is not, or appears likely not to be, met, or if Company determines a need for acceleration, Company may provide written or verbal notice requiring Contractor to accelerate performance. Contractor must comply with the directive (e.g., through overtime or additional crews or equipment) and, if requested, submit a reasonable revised schedule. If the acceleration need arose from a circumstance for which Contractor is not responsible, and if Contractor complies with Change Order Request (Section 5.6), if applicable, Company will pay Contractor’s direct and reasonable acceleration expense. Contractor must keep and submit separate, detailed records of acceleration expense to prove entitlement to any Contract Price increase. If the delay resulted from Contractor’s act or omission, or if Contractor fails to comply with Contract change request requirements, Contractor must bear all acceleration costs.

PART 3         COMPLIANCE

3.1         Drug-Free and Alcohol-Free Workplace and Behavioral Standards. Each Company is committed to maintaining a drug-free and alcohol-free workplace and requires that anyone working on a Work Site or performing Services that directly impact Company’s personnel, facilities, equipment, or operations: (i) is free from the effects of drugs or alcohol that may impair work performance; and (ii) meets trustworthiness and behavioral standards. Contractor must maintain a safe, secure, drug-free, and alcohol-free workplace throughout this Agreement’s term. These requirements apply to Contractor and all Representatives, including subcontractors of any tier. Each Representative must avoid involvement with drugs or use of alcohol that could compromise fitness for duty or ability to work safely; be trustworthy; exhibit good behavioral standards; and have the legal right to work in the U.S.

A.   Standards. Contractor must adhere to Company’s “Standards,” which include: (i) the minimum eligibility guidelines in this Section 3.1; and (ii) drug-screening, alcohol-screening, and background investigation requirements as described in Exhibit B (Company Standards for Contractors Regarding Drug and Alcohol Screening and Background Investigation) and in the referenced toolkit.

B.   Screening and Investigation. Upon request, Contractor must provide a list, and other identifying information Company deems necessary, of individuals whom Contractor is using, or plans to use, to perform Services for Company. Solely to ensure compliance with this section, Company, itself or through a contractor, may perform investigations and may use any appropriate investigative technique to detect Standards violations. Company, at its discretion at any time, may require initial or pre-site, reasonable cause, post-accident, or random drug or alcohol tests or background investigations. If an individual fails to submit to a required test or investigation, or fails to meet the Standards, Company, in its discretion, may: (i) require removal from, or prohibit entry to, Company Work Sites; (ii) prohibit future work on behalf of Company; or (iii) exercise any or all available legal or equitable remedies.

C.   Notification and Required Testing. Contractor, when performing Services at any Work Site, must promptly notify Company if a Representative is involved in: (i) an incident of known or suspected unlawful involvement with drugs; (ii) possession or consumption of alcoholic beverages during work hours or on a Work Site; (iii) an arrest for weapons, violence, drugs, sexual misconduct, theft, or other similar offense; (iv) any other serious behavioral incident; or (v) creating a serious or potentially serious hazard at the Work Site. Contractor must drug-test and alcohol-test any Representative involved in a serious on-the-job accident or whose on-the-job behavior provides reasonable cause to suspect drug or alcohol use. Serious accidents include: (a) any type of accident that caused or could have caused loss of life; caused bodily injury requiring medical treatment; or caused material damage to property, equipment, or operations; (b) a vehicle accident during the Services; or (c) a material disruption to Company’s business or operations.

D.   Rights of Company. Company may conduct audits (per Audit Rights (Section 3.6)) during this Agreement’s term to verify compliance with this section. Neither reservation, nor exercise, of these rights relieves Contractor from Standards compliance nor constitutes exercise of control over manner or means of implementing this section. Unless Company expressly waives all or part of the Standards, no Company act or omission waives Company’s right to enforce, or Contractor’s duty to comply with, the Standards. Company also may change Standards requirements at any time, with the revised Standards becoming effective upon notice to Contractor. In addition to this Agreement’s general indemnity provisions, Contractor must indemnify Persons Indemnified against a Claim involving Contractor’s compliance or non-compliance with, or Company action or inaction regarding, the Standards.This indemnity obligation will survive Agreement expiration, completion, cancellation, or termination.

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3.2         Site and Security Rules. Contractor must ensure that Representatives, while on a Work Site, comply with all then current Company or Work Site safety, health, site, and security rules, regulations, policies, and guidelines, including electronic communications policies, which, upon request, Company will provide. If Company concludes that Contractor is not in compliance with this section, Company may exercise legal or equitable remedies and also may: (i) refuse Work Site entry to (or require removal from the Work Site of) Contractor or the non-compliant Representative; (ii) terminate access to Company’s electronic communication systems; or (iii) terminate the Contract or this Agreement. If there is a termination or reassignment of a Representative with access to Company facilities, Contractor must notify Company immediately per Section 10.3.

3.3         No Toleration of Unacceptable Behaviors (Ethics). When performing under a Contract, Contractor and its Representatives always must act in a highly ethical manner and in compliance with all applicable law.

A.   Unacceptable Behaviors. Contractor must advise each Representative that the following are unacceptable behaviors and must ensure that no Representative exhibits one of these behaviors in connection with Contract performance:

(i)	Harassment or discrimination of any kind or character, including conduct or language that: (a) is derogatory to any individual on the basis of race, gender, color, religion, age, national origin, disability, veteran status, sexual orientation, gender identity, or other protected class; or (b) creates an intimidating, hostile, or offensive working environment (e.g., jokes, pranks, epithets, written or graphic material, or hostility or aversion toward any individual or group); or

(ii)	Conduct or act (e.g., threats or violence) that creates a hostile, abusive, or intimidating work environment (e.g., fighting, abusive language, inappropriate signage, use or possession of firearms on a Work Site, destruction of Company (or its personnel’s) property) or threat of this behavior; or

(iii)	Work practices that are unsafe or harmful to the natural environment; or

(iv)	Use of Company’s computers, email, telephone, voicemail, or other communication system involving material that is obscene, pornographic, sexually oriented, threatening, hostile, abusive, or otherwise derogatory or offensive to an individual on the basis of race, gender, color, religion, age, national origin, disability, veteran status, sexual orientation, gender identity, or other protected class; or

(v)	Use of, being under the influence of, or possession of alcoholic beverages or unlawful drugs on a Work Site or on Company property; or

(vi)	Activity that creates a conflict of interest, or appearance of a conflict, or that jeopardizes the integrity of Company or Contractor (e.g., gifts or gratuities to Company employees); or

(vii)	Posting in any social media forum (e.g., Facebook, Twitter, blogs) or communicating in any other public setting in a manner that violates any Agreement provision (e.g., divulging confidential information or making an harassing or discriminating statement about, or directed at, a Company employee or customer), regardless of whether the posting or communication is made using resources of Company, Contractor, the Representative, or a third party and whether or not made during work hours. No Representative may imply or indicate in any social media forum or other public setting that he or she speaks on behalf of Company. Company reserves the right to monitor all communications made by Representatives on Company-owned equipment, including laptops, telephones, and portable communication devices (e.g., smart phone, tablet); Representatives have no reasonable expectation of privacy in these communications. Company’s right to monitor includes the right to archive, store, and forensically recover electronic communications on Company-owned equipment.

B.   Unethical Conduct. Contractor must indemnify Persons Indemnified against a Claim arising from noncompliance with this Section 3.3. If Company concludes that Contractor breached this section, Company, besides legal or equitable remedies, may immediately cancel this Agreement, without penalty. If a Representative observes a Company employee doing, or is asked by a Company employee to do, something the Representative considers as unethical, illegal, or in violation of these behavior standards, Contractor must promptly notify Company management or call the Concerns Program (1-800-754-9452).

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3.4         Legal Compliance. Contractor always must comply, and require each Representative to comply, with all applicable law. Without limiting the generality of this obligation, Contractor must adhere to: (i) labor laws and regulations (including use of U.S. citizens or properly documented alien workers under the Immigration Act of 1990 and the Immigration and Nationality Act of 1952 and, as applicable, Department of Homeland Security E-Verify registration and compliance); (ii) safety and health standards created under the Occupational Safety and Health Act of 1970 (specifically including OSHA Regulations Part 1910 (Occupational Safety and Health Standards) Section 269 (Electric Power Generation, Transmission, and Distribution) and Part 1926 (Construction) Subpart V (Power Transmission and Distribution)) or by each state or local health or safety authority with jurisdiction; and (iii) §1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act involving disclosures relating to “Conflict Minerals” originating in the Democratic Republic of the Congo or an adjoining country. Contractor also must ensure that any Work Product complies with, and, if applicable, requires compliance with, applicable law. Contractor must indemnify and, at Company’s request, defend Persons Indemnified against a Claim arising from any breach of this Legal Compliance section by Contractor or a Representative. Contractor must provide written notice if it learns of noncompliance with applicable law in the Contract or in Contract performance. Continued performance known or suspected to be contrary to applicable law is improper and Contractor is liable for any resulting fine or damage.

A.   Prohibited Contributions. Contractor must neither make nor authorize on Company’s behalf a direct or indirect contribution to a federal, state, or local political candidate, public official, office holder, political party, committee, or agency, nor make a direct or indirect contribution on behalf of a Company officer or employee to a person considered as a candidate for state public service commission office or to a state public service commission member or employee.

B.   Foreign Asset Control. Contractor represents and warrants, presently and throughout this Agreement’s term, that: (i) neither it, nor any beneficial owner, is a Specially Designated National as defined by U.S. Department of the Treasury Office of Foreign Asset Control (“OFAC”); (ii) neither it, nor any beneficial owner, is a citizen of a country subject to an OFAC Country Sanction; and (iii) it, and all its beneficial owners, are in material compliance with all applicable law to which they are expressly subject relating to prevention of money laundering or financing of terrorism.

C.   Foreign Corrupt Practices Act. Per 15 U.S.C. §78dd-1, et seq., Contractor, either directly or through intermediaries, must not intentionally offer, promise, or give undue pecuniary or other advantage to a foreign public official (for that official or for a third party) so that the official, in performance of official duties, will act, or refrain from acting, in order that Contractor obtain or retain business, or other improper advantage, for work related to this Agreement or a Contract. Contractor represents and warrants that, before executing this Agreement, neither it nor any affiliate took action that would have violated this clause had this Agreement been then in effect.

D.   Export Control. Company provides information to Contractor subject to all applicable law, including U.S. export laws and regulations. If Contractor, in connection with the Contract, receives an item subject to export control, Contractor must comply with all export restrictions and procure any necessary license.

E.   Equal Employment Opportunity. Company and Contractor must abide by 41 C.F.R. 60-300.5(a), which prohibits discrimination against qualified protected veterans, and requires affirmative action by covered prime contractors and subcontractors to employ, and advance in employment, qualified protected veterans. Company and Contractor also must abide by 41 C.F.R. 60-741.5(a), which prohibits discrimination against qualified individuals on the basis of disability, and requires affirmative action by covered prime contractors and subcontractors to employ, and advance in employment, qualified individuals with disabilities.

F.   Contractor Licensing. All Services performed and all bids submitted under this Agreement must comply with state and local applicable law pertaining to licensing. The applicable Order or another Contract Document will address applicable state licensing requirements.

(i)	General Contractor’s License. Under no circumstances will any proposal (i) submitted for work in Florida or Georgia or (ii) amounting to $50,000 (fifty thousand dollars) or more in Alabama or Mississippi be considered until the prospective contractor has furnished evidence that it has complied with all of the provisions of applicable State law pertaining to the licensing of general contractors or subcontractors, including but not limited to bid limits, or that it is exempt from such licensing law or certification law. Any proposal submitted for work in Florida must include the registration or certification number of the prospective Contractor. Any proposal submitted for work in Georgia must include the prospective Contractor’s current Georgia general contractor’s license number and, if the proposal is submitted on behalf of a business entity, and not by an individual or sole proprietor, the proposal also must include the current Georgia general contractor’s number for and the name of the qualifying agent employed by the prospective Contractor. Any proposal amounting to $50,000 (fifty thousand dollars) or more submitted for work in Alabama must include the general contractor’s license number and bid limit of the prospective Contractor unless the prospective Contractor establishes that it is exempt. Any proposal submitted for work in Mississippi must state on the exterior of the bid envelope either the prospective Contractor’s current certificate of responsibility number or that the bid enclosed (within the envelope) does not exceed $50,000 (fifty thousand dollars). The above requirements and monetary limits are applicable to work performed under each statement of work, Work Authorization, purchase order or other transaction that is authorized by Company under this Agreement.

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G.   Permits and Licenses. Contractor, at its expense, must: (i) obtain or hold, and maintain throughout the Contract term, each license, registration, certification, or credential required for it to provide the Services; and (ii) obtain or arrange for each permit, authorization, inspection, approval, variance, or consent required for the Services by applicable law, unless the Contract states that Company or a third party will provide or obtain. Upon request, Contractor must provide written evidence of compliance with this clause or information to help Company procure a permit. All Services provided, and all resources used, must conform to requirements of each public authority with jurisdiction.

H.   Environmental Compliance. Contractor must comply with, as applicable: (a) all laws and regulations regarding generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, emission, discharge, spill, release, or threatened release of a Regulated Substance generated at, brought onto, or removed from Company property or a Work Site; (b) federal Clean Air Act; Clean Water Act; Comprehensive Environmental Response Compensation and Liability Act of 1980; Hazardous Materials Transportation Act; Resource Conservation and Recovery Act of 1976; Toxic Substances Control Act; and (c) all state or local environmental regulations. Contractor must consult with Company before obtaining any environmental permit, including a permit for Waste, burning, air quality, water quality, or land disturbing.

(i)	Hazardous Substance Exposure. If Services likely will involve hazardous substance exposure, each Party must make available to the other its written Hazard Communication Program (“HCP”), describing how it will: (a) make 29 C.F.R. 1910.1200(g)-compliant Safety Data Sheets (“SDSs”) available; (b) inform the other of measures to protect personnel in normal or emergency conditions; and (c) label hazardous substances. Contractor must submit its HCP at least 30 days before performing Services and must correct the HCP before performance if notified that it does not comply with applicable law. If Services involve use of chemicals or pesticides, Representatives must have in their possession copies of all labels and SDSs for all chemicals present at the Work Site; Contractor also must provide a copy of each SDS to Company’s contract administrator. Additionally, Contractor must have copies of all SDSs available at the Work Site for any Regulated Substance involved with the Services or otherwise possessed by Contractor at the Work Site.

(ii)	Services Involving a Regulated Substance or Waste. Unless essential to its Services, Contractor covenants not to bring onto a Work Site or onto Company property, or place in a Company waste storage facility, any Regulated Substance not generated at the Work Site, whether present when Contractor begins Work Site Services or brought onto the Work Site during performance. Contractor must minimize generation of these substances or Waste through good faith best efforts or by adopting a reasonable Company recommendation for minimization. If Contractor generates or uses, or brings onto or removes from a Work Site, a Regulated Substance or Waste, Contractor has sole liability (without Contract Price or Contract Time adjustment) for all costs to assess, treat, store, remove, dispose, remediate, or transport, or for cleanup of any spill, leak, or accident involving, the Regulated Substance or Waste and must: (a) identify, accumulate, segregate, drum, label, transport, or dispose of the Regulated Substance or Waste per applicable law and notify Company of start of this activity; (b) provide requested details about the Regulated Substance or Waste and location; and (c) within 10 days, remove from the Work Site per applicable law. Company reserves the right to approve the hauler and disposal location. If Company discloses a standard operating procedure for its own work at its facilities, it does so only to inform regarding Company’s operations and Contractor must not interpret in a manner less stringent than, or in conflict with, applicable law.

(iii)	Hazardous Waste Generated at Work Site. Company, at its sole discretion, may require Contractor to take ownership of any hazardous waste generated by Contractor at a Work Site. Contractor must not allow any Contractor-generated hazardous or potentially harmful waste to enter Company’s normal waste streams. Contractor must complete a uniform hazardous waste manifest and land disposal restriction form for off-site disposal of each hazardous waste shipment according to applicable law. Contractor must remove from the Work Site filled hazardous waste containers and properly dispose of in a timely manner according to applicable law.

I.     Utility Coordination. Contractor must coordinate its Services with private parties, local governments, or other utilities. Any information in Contract Documents about existing underground utilities is preliminary only and Company does not guarantee the information to be accurate or complete.

J.    Project-Specific Compliance. Contractor may perform Services on a project where Company is performing work for a third-party owner (“Project Owner”) and Contractor is a subcontractor. Contractor agrees to abide by all Project Owner compliance requirements made known to Contractor. If Company’s contract with the Project Owner requires the Company-Contractor subcontract to incorporate specific provisions, this clause, by this reference, expressly incorporates those provisions into the Contract. Any Project Owner rights against Company apply equally to Contractor.

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3.5         GSA Flow-Down. Some Affiliates are government contractors under Areawide Public Utilities Contracts with the General Services Administration of the U.S. Government. If Company is a contractor under an Areawide Public Utilities Contract, each clause from the Federal Acquisition Regulations (“FAR”) (48 C.F.R. Part 52) listed here is part of, and incorporated into, the Contract, as if set forth in full text. If Contract Price and circumstances require Company to include the clause, Contractor must comply with: (i) 52.203-3 Gratuities (APR 1984); (ii) 52.203-6 Restrictions on Subcontractor Sales to the Government (SEPT 2006); (iii) 52.203-7 Anti-Kickback Procedures (MAY 2014); (iv) 52.219-8 Utilization of Small Business Concerns (OCT 2014); (v) 52.219-9 Small Business Subcontracting Plan (OCT 2014); (vi) 52.222-21 Prohibition of Segregated Facilities (FEB 1999); (vii) 52.222-26 Equal Opportunity (MAR 2007); (viii) 52.222-37 Employment Reports on Veterans (JUL 2014); (ix) 52.222-40 Notification of Employee Rights under the National Labor Relations Act (DEC 2010); (x) 52.222-50 Combating Trafficking in Persons (FEB 2009); (xi) 52.222-54 Employment Eligibility Verification (AUG 2013); and (xii) 52.225-13 Restrictions on Certain Foreign Purchases (JUN 2008). On written request, Company will provide the full text. Additionally, Contractor represents and warrants that no department, agency, or other division of the U.S. Government has debarred, suspended, or proposed for debarment (as a contractor or subcontractor) either Contractor or any Representative. If Contractor or a Representative becomes debarred, suspended, or proposed for debarment during the Agreement or Contract term, Contractor must immediately provide verbal and written notice to Company per Notices (Section 10.3). Contractor certifies that no federal funds have been paid or will be paid to any person, including any registered lobbyist, for influencing or attempting to influence an officer or employee of any federal agency in connection with this Agreement or subsequent amendments of this Agreement. If subject to FAR 52.219-9, Contractor will: (a) adopt a subcontracting plan that complies with 52.219-9; (b) provide a written copy of the plan to Company; and (c) if requested, provide timely periodic reports reflecting the amount paid to subcontractors who are a small business concern, veteran-owned small business concern, service-disabled veteran- owned small business concern, HUBZone small business concern, small disadvantaged business concern, or women-owned small business concern.

3.6         Audit Rights. As part of its Contract performance, Contractor must maintain complete documentation regarding: (i) compliance with applicable law; (ii) compliance with the Contract; (iii) invoices, payment, and reimbursable expense; and (iv) as applicable, Contract performance expense, using generally accepted accounting practices. Throughout the Contract term, and for the longer of 6 years after the Contract terminates or expires or the period required by applicable law, Contractor (and, if applicable, its affiliates) must allow Company, during normal business hours, to examine and copy these records. Contractor must provide electronic records in suitable format and otherwise cooperate with the audit. Payment does not waive Company rights and Contractor must correct an overpayment found by audit or otherwise. Within 30 days after written notice, the proper Party will correct an overpayment or underpayment; Contractor also must reimburse the audit cost if overpayment was 3% or more. No language on a check or other document affects Company’s right to audit or to receive an adjustment. To be effective against Company, a waiver or release must be in a separate document signed by a Company officer and expressly stipulating the right waived or released.

PART 4     INFORMATION RIGHTS AND DATA SECURITY

4.1         Protected Information. Each Contract Document and all Protected Information disclosed to Contractor in connection with this Agreement or a Contract: (i) is proprietary and confidential; (ii) is of both tangible and intangible value; and (iii) remains the exclusive property of Company or other disclosing party. Protected Information does not include information: (a) legally obtained, without restriction, from a third party having no duty of confidentiality; (b) publicly available other than through Contractor’s act or omission; or (c) developed or reverse engineered by or for Contractor independently, without use of Protected Information. Contractor must direct any question as to protected nature of specific information to Company per Notices (Section 10.3). A prior separate nondisclosure agreement between the Parties remains in effect per its terms; the more stringent provision against disclosure controls if there is a discrepancy. Company does not warrant that Protected Information is current, accurate, or complete and Company is not liable for a Claim arising from its use.

A.   Use of Protected Information. Contractor must: (i) hold all Company Protected Information as confidential; (ii) establish, maintain, and enforce policies and procedures to maintain confidentiality, integrity, and security, through physical and technical safeguards consistent with efforts to protect its own confidential information, but at least with a reasonable standard of care; and (iii) refrain from unauthorized use, storage, or disclosure. Contractor may disclose Protected Information only to Representatives bound by a written nondisclosure obligation and with a need to know consistent with Contractor’s Contract rights and duties. Contractor may use Protected Information only to perform, or as expressly allowed by, the Contract. If there is actual or reasonably suspected unauthorized use, access, or disclosure, Data Breach; Unauthorized Disclosure (Section 4.3) applies.

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B.   Legally Required Disclosure. If Contractor receives legal process or regulatory request seeking Company Protected Information, Contractor, unless prohibited by applicable law, must: (i) immediately notify Company in writing per Section 10.3; and (ii) permit Company adequate time and control to exercise legal options to prohibit or limit disclosure. If disclosure is required, Contractor must furnish only that portion that is legally required and must exercise best efforts to ensure its confidential treatment.

C.   Term of Confidentiality. Contractor’s duty to keep Protected Information confidential continues for 3 years after Contract expiration, completion, cancellation, or termination, or, for trade secret Protected Information, the maximum period allowed by applicable law. Upon written request, Contractor must return Protected Information or destroy or delete and provide written certification of destruction/deletion.

4.2         Company Data and Security. Contractor must establish, maintain, and enforce network and internet security procedures, gateways, and firewalls (at least as rigorous as those used for its own similar data) to maintain the confidentiality, integrity, and security (physical and electronic) of Company Data and to protect against anticipated threats or unauthorized access, disclosure, or use.

4.3         Data Breach; Unauthorized Disclosure. Upon discovery of an actual or reasonably suspected loss, or unauthorized use, access, or disclosure, of Company Data or Protected Information, Contractor immediately must notify Company, and no other, by email per Section 10.3. Contractor must provide details regarding the incident, its mitigation efforts, and its corrective action to prevent a future similar incident. Contractor must fully cooperate with Company, and is solely responsible for all costs (internal and external, including legal, accounting, and consulting) incurred, to: (i) investigate and resolve any data privacy or security issue; (ii) notify any affected persons (solely at Company’s direction) and governmental regulators, as applicable; or (iii) recover the data or information. Additionally, because actual or threatened unauthorized use or disclosure could cause immediate and irreparable harm to Company, for which monetary damages may not be adequate, if Contractor or any Representative uses or discloses, or in Company’s sole opinion, is likely to use or disclose, Company Data or Protected Information in breach of this Agreement, Company may seek injunctive relief, in addition to other contractual or legal remedies.

4.4         Proprietary Interests. Any Work Product is “work made for hire” under applicable law. Company has exclusive title and ownership, including all intellectual property rights, in all Work Product. If and to the extent exclusive ownership does not originally vest in Company, Contractor irrevocably assigns, and will require Representatives to assign, to Company all right, title, and interest, including any intellectual property or ownership rights, in the Work Product. Contractor and Representatives also will provide assistance, and execute necessary documents, to help Company prosecute, perfect, register, or record its rights in the Work Product.

A.   Pre-existing Material. This Agreement does not affect any Contractor right or proprietary interest existing prior to or independent of performance of Services under this Agreement (“Pre-existing Material”). If Contractor provides Pre-existing Material in connection with the Products or Services, Contractor, to enable full use and benefit of the Products/Services, grants to Company an irrevocable, unrestricted, non-exclusive, paid-up, perpetual, worldwide license to use, duplicate, modify, sublicense, distribute, or display the Pre-existing Material. Contractor must identify any Pre-existing Material at or before the time it provides Products/Services incorporating the Pre-Existing Material and any Contractor tangible protected information disclosed to Company requires a “protected” or “confidential” label.

B.   License. To the extent Products or Services include software, firmware, digital media, data/application hosting, or other proprietary material or intellectual property requiring a license or similar right for use (collectively, “Licensed Material”), Contractor grants to Company an enterprise-wide, perpetual, royalty-free, fully-paid, worldwide, non-exclusive, and non-transferable (except as the Contract states otherwise) license to install or use the Licensed Material per the Contract. Any online “click to agree” or shrink-wrap license, or other agreement required to access, use, download, or install Licensed Material, does not modify the Contract. To enable full use or benefit of the Services or Licensed Material (whether or not copyrighted or otherwise protected), Company may reproduce (in whole or in part) or modify the Licensed Material, with the reproduction or modification subject to the same use/disclosure restrictions (e.g., including a copyright notice). Unless the Contract provides otherwise, Company will not: (i) reverse engineer, decompile, or disassemble Licensed Material; (ii) sell, lease, or sublicense to any third party; or (iii) create a derivative work. Company has license to use, duplicate, modify, distribute, or display Licensed Material to enable full use or benefit of the Products or Services and may modify Licensed Material or merge into other materials to form a modified or updated work.

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4.5         Publicity; Third-Party Communication. Contractor may not use, for any purpose (public or private), a Company logo, trademark, or other protected branding name or symbol. Additionally, absent written request to Company per Notices (Section 10.3) and Company’s prior written consent, Contractor may not publish or release an advertisement, sales promotion, proposal, news release, Internet/website/social media posting, public statement, or other publication that includes Company’s name or refers to Company, a Work Site, the project, or Services to Company. Additionally, except in an emergency or as required by applicable law, neither Contractor nor any Representative will disclose to a third party the purpose or details of Services or Contract activity. Contractor and Representatives must refer any third-party inquiry (including media) about the Services to Company’s contract administrator or other appropriate contact. Contractor must inform each Representative of this obligation before the Representative performs Services. This clause does not prohibit disclosure on a need-to-know basis to persons with whom Contractor must communicate to perform its Contract obligations.

PART 5     PAYMENT AND CHANGES

5.1         Contract Price. The “Contract Price” is the amount payable to Contractor by Company for Services provided according to the Contract; it is Protected Information. Contractor will not invoice Company, and Company is not liable, for any amount other than the Contract Price stated or expressly authorized in the Contract. The applicable Order details the hourly, unit, lump sum, or other Contract Price and Rate Agreement terms and conditions. A Rate Agreement remains effective for the term stated. If no term is stated, or if Services continue after the stated term, the existing Rate Agreement remains effective until both Parties sign a Modification with revised rates. Absent express stipulation in the Rate Agreement or Purchase Order, a purported periodic or unilateral Contract Price increase is void. Unless the Order or Modification provides otherwise, hourly or unit rates in a Rate Agreement apply to Services performed as additional Services or as a change.

5.2         Invoices. Contractor must submit timely invoices in accordance with the Order and the applicable clause below. Each invoice must include date and description of Services, Purchase Order number, appropriate documentation, and, if applicable and requested, Contractor, subcontractor, and supplier interim or final lien waivers in proper statutory form. By submitting an invoice, Contractor represents that: (i) all Services covered by the invoice meet Contract requirements; (ii) it has complied with all Contract obligations; (iii) it is entitled to payment as requested and, if applicable, Services have progressed to the point indicated; and (iv) all Services for which Company has paid are free of liens, security interests, or adverse Claims.

A.   Non-Lump Sum Invoices. For Services provided on an hourly, unit, or other non-lump sum basis, Contractor must submit, through Company’s designated electronic invoicing system if requested, an invoice (or work reporting form, bill, statement, etc.) within the time specified by the Contract. If no other Contract Document addresses timeliness of invoices, an invoice is due within 30 days after providing the subject Services. If requested, Contractor also will prepare and submit daily, weekly, or other periodic timesheets or work reporting forms detailing the Services. Before submitting each invoice, Contractor must verify all charges with timesheets and supporting documents (e.g., reimbursable item receipts). All invoices are subject to Company approval; Company may reject and return an incomplete, inaccurate, or insufficiently documented invoice. Contractor must resubmit a corrected invoice with appropriate documentation by the earlier of 14 days after rejection notice or the resubmission date set in the rejection notice. Contractor must submit each invoice within 6 months after providing the subject Services, unless the Parties agree otherwise in writing. Company is not liable for payment of an untimely invoice; absent an agreed extension, Contractor waives a right to payment for Services not invoiced within 6 months.

B.   Lump Sum Project Invoices. For lump sum Services, the Contract will designate invoice procedure (e.g., monthly, milestone, final completion) and any retainage amount. For a monthly estimate, Contractor will invoice Company on or before the required day by making an approximate estimate of the value of Services provided since the last invoice and up to the date stated and the value of those Services consistent with, and as a percentage of, the Contract Price. An invoice for changed Services provided on an hourly, unit rate, or cost-plus basis must include adequate supporting documentation.

5.3         Payment. If Company determines an invoice is accurate and undisputed, it will pay the invoice amount, minus any required retainage agreed upon in the applicable Contract Documents. Payment terms are net 30 days from invoice date (the later of submittal date or Company’s receipt of all required documentation).

A.   Payment Withheld. Company may withhold payment otherwise due, without interest accrual and until Contractor cures, for: (i) nonconforming or incomplete Services; (ii) a Claim, actual or imminent; (iii) failure to pay a Representative or supplier, unless for a reason described in items (i) through (vii) of this clause; (iv) damage to Company or a third party; (v) reasonable evidence that Contractor will not complete Services for the unpaid Contract Price or within Contract Time; (vi) failure to comply with applicable law or Contract requirements; or (vii) failure to furnish acceptable and complete deliverables. Subject only to applicable law, Company has no duty to pay, or confirm payment to, a Representative or supplier, but if Company learns of Contractor’s failure to pay a Representative or supplier, unless a condition described in items (i) through (vii) applies, Company, upon 7 days’ written notice to Contractor, may make direct or joint payment to the Representative or supplier and then deduct the costs from the unpaid Contract Price balance or from payment otherwise due.

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B.   Effect of Payment. Company review of Services in progress is only for patently observable general Contract conformance. Acceptance for payment purposes is subject to a later analysis that reveals nonconformance. Neither payment (interim or final) for, nor use of, Products or Services waives a Claim for: (i) nonconforming Products or Services discovered later; (ii) an unsettled lien; (iii) warranty Services; (iv) a third party Claim; (v) fraud or misrepresentation; or (vi) an obligation surviving per Survival in Section 10.1. Acceptance of final payment releases Company from all project liability, unless Contractor gave timely written notice of a particular Claim and expressly identified it as unsettled at final payment.

C.   Final Completion. Final payment is not due until after Contractor completes all Contract obligations, Company accepts all Services and Contractor deliverables, and Contractor fulfills all conditions precedent (e.g., furnishing certification of completion of all Contract obligations not extending beyond final payment; statutory lien waivers; or an affidavit affirming payment for all labor, Products, and resources). For hourly, unit rate, or cost-plus Services, payment of the final invoice acknowledges final completion, unless the Contract expressly states otherwise. For a lump sum project, Contractor will give written notice when it considers Services complete. After inspection, review, or acceptance testing, and after Contractor cures any noted deficiency, Company will acknowledge final completion. Company will make final payment (unpaid Contract Price balance, plus any retainage, less any amount due from Contractor) at the later of: final completion or fulfillment of all conditions precedent.

D.   Title. Contractor warrants or covenants that clear title to all Services, including all Products and Work Product, will pass to Company, free of lien or Claim upon: (i) payment for Services provided on an hourly, unit rate, or cost-plus basis; (ii) final completion of a lump sum project; or (iii) an earlier Contract termination. Contractor must sign any necessary title transfer document. Company, upon written notice, also may declare passage of title to Company for specified Products or Services, subject only to payment.

5.4         Taxes and Expenses. Contractor must promptly pay each Representative and supplier and must comply with all applicable tax laws. Contractor is solely responsible for, and the Contract Price covers, all Contract performance costs, taxes, duties, premiums, and fees, including: (i) labor and related withholding, Social Security, and unemployment taxes; (ii) unless a Company-generated Contract Document expressly states otherwise, all applicable domestic (federal, state, local, or other) taxes (e.g., sales, use, income, services, excise, or VAT) and any foreign taxes; (iii) workers’ compensation; (iv) insurance premiums and deductibles or self-insurance amounts; (v) royalties and license fees; (vi) permits and licenses; and (vii) all resources not expressly identified as being furnished by Company or others. If requested, Contractor must cooperate with Company to document a tax payment or refund.

A.   Liens. Upon Company’s request, Contractor must provide details about amounts owed by Contractor or subcontractors for labor or resources used in, or purchased for, Contract performance. If Company has paid all undisputed amounts due, Contractor must not file, nor allow a Representative or supplier to file, a lien, garnishment, or Claim (collectively “Lien”) against property (including Products) of Company or of an Affiliate, customer, or contractual party, and must provide requested lien waivers per applicable law. Contractor must have a Lien filed in violation of this clause removed within 30 days, by posting bond or by paying the claimant and obtaining a valid lien waiver. Contractor must indemnify Persons Indemnified for all costs to investigate or respond to a Lien-related Claim (including all costs and attorneys’ fees) or to have a Lien released (including, if applicable, direct payment to the Lien claimant). Contractor waives any right to contest the duty to incur, or the reasonableness of, these costs. At its option, Company may deduct these costs from the unpaid Contract Price balance or from payment otherwise due.

5.5         Company-Initiated Change. Company may require a minor change in Contract requirements that does not substantially alter Contractor’s obligations. The minor change Modification becomes part of the Contract, without Contract Price or Contract Time revision, and Contractor must proceed promptly to perform the Contract as modified. If Contractor contends the Modification or instruction requires payment not covered by the applicable Rate Agreement or Order or additional time, Contractor must proceed under Change Order Request below. In any Contract, Company may order a change (by addition, deletion, alternative, deviation, or substitution) and Contractor must proceed promptly to perform accordingly. Contractor’s start of performance constitutes Modification acceptance. Company will pay for the changed Services per the Rate Agreement (if the Contract includes an applicable rate) or pursuant to a negotiated and signed Modification adjusting Contract Price or Contract Time.

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5.6         Change Order Request. If Contractor wishes to change the Services required by the Contract, or to request payment not covered by the applicable Rate Agreement or Order or additional time, Contractor must: (i) submit a timely, written change request; and (ii) obtain Company’s prior written or verbal consent in response. Contractor must submit a written request to Company: (a) to change any Contract requirement or to request a Modification; (b) before performing Services or taking action for alleged extra or changed work for which it expects or will claim: (1) additional time; (2) an increase in the lump sum Contract Price; or (3) payment not covered by the applicable Rate Agreement or Order; or (c) as the Contract otherwise requires. Unless the Contract includes specific change request requirements (which would control), Contractor must submit a formal change request (for an extra work claim; alleged delay, disruption, or impact; or other Modification) within 14 calendar days after start of the subject event, and Contractor waives a Claim for a change or alleged delay, disruption, or impact beginning more than 14 calendar days before submission. Each change request must describe the proposed change, contractual and factual basis, estimated cost, and include appropriate documentation. If Contractor cannot fully document a request within the required timeframe, it must include all available information with the timely request and submit other documentation as soon as possible.

A.   Grounds for Modification. Failure to exercise due diligence (before entering into the Contract (e.g., assessing project conditions, Contract requirements, or upcoming regulatory changes) or after) waives a Claim or change request to the extent the condition was discoverable through due diligence and discovery would have avoided or reduced the impact. Contract Price will not increase due to difficulty or expense in staffing or obtaining resources, whether or not foreseeable and however caused. For hourly, unit rate, or cost-plus Services, an estimated quantity or classification of Services provided before Contract acceptance (e.g., during the bid process) is an estimate only and the agreed rates apply for all Services provided, whether more or less than estimated. If Contractor, while providing unit rate Services, encounters a condition not covered by a unit rate, or one requiring Services at a more expensive rate than typical, Contractor must advise Company before continuing, and Company will provide direction.

B.   Formal Timely Request and Modification Required. If Company agrees to a change, the Parties will sign a Modification, which, absent express statement otherwise, will be full and final settlement of all Claims arising from the subject change event. If, for purposes of expediency per the first sentence of this Change Order Request section, Company’s initial approval is verbal or by email or other method, the Parties will prepare and sign a formal, written project change order Modification, which formal Modification is a condition precedent to payment. Company is not liable for claimed extra work, delay, disruption, or impact, or for increase in Contract Price or Contract Time, unless timely and expressly submitted as a change request and authorized per this Section 5.6; neither verbal notice, Company’s actual knowledge of events giving rise to a claim, nor mention in a status report, meeting minutes, or routine correspondence constitutes submission of a change request. Neither Company’s prior failure, during the current or any other project, to enforce compliance with change request requirements, nor the Parties’ prior course of conduct, waives Company’s right to enforce this Section 5.6.

PART 6     INSURANCE

6.1         Insurance Coverage Required. Contractor must procure and maintain in effect without interruption throughout the term of this Agreement and of each Contract, insurance policies complying with all requirements of this Part 6 (Insurance) and providing at least the following coverages and limits:

A.   Commercial General Liability (“CGL”) insurance on an occurrence (not claims made) basis of at least $1 million for any one occurrence and including: (i) broad-form contractual liability coverage; (ii) product liability and at least 2 years completed operations coverage for additional insureds; (iii) broad-form bodily injury and property damage coverage; and (iv) severability of interest for each insured. This insurance cannot exclude liability coverage for bodily injury or property damage arising from an error or omission in rendering, or failing to render, professional services; and

B.   Business Auto Liability insurance covering owned, non-owned, or hired vehicles used in connection with the Services of at least $1 million combined single limit for bodily injury and property damage for any one occurrence; and

C.   Statutory Workers’ Compensation insurance covering Contractor’s legal liability under applicable state or federal workers’ compensation or occupational disease laws (including, if applicable, Longshore and Harbor Workers’ Compensation Act (33 U.S.C. §§901-950) and Federal Employer’s Liability Act (Railroads) (45 U.S.C. §§51-60)) for personal injury or death claims in amounts required by statute. Contractor also must have Employer’s Liability insurance of at least $1 million. If applicable law does not require workers’ compensation insurance and Contractor has none, each Representative, before performing Work Site Services, must provide to Company an acceptable waiver of liability and release; and

D.   Excess Liability or Umbrella Liability insurance of at least $4 million for any one occurrence, applicable to the required CGL, auto, and employer’s liability policies.

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E.   Equivalent Coverage. Contractor may comply with the CGL, auto, or employer’s liability coverage requirements through a combination of CGL (or auto or employer’s, respectively) and excess/umbrella to equal or exceed the minimum combined total for those coverages stated above.

6.2         Additional Insurance Requirements. Contractor’s insurance also must meet the following additional requirements, through policy language or endorsement:

A.   Additional Insureds. To the extent allowed by applicable law, Southern Company Services, Inc., Southern Company, Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and all other Affiliates, and any other person or entity identified in the Contract, and the officers, directors, employees, representatives, and agents of each of them, must be additional insureds under each of the CGL, auto, and excess/umbrella policies and an additional insured as their interests may appear under all-risk coverage, if applicable.   If Contractor provides Services for GPC or SCS involving facilities of an ITS Participant, each of these policies also must include as additional insureds the applicable ITS Participant and its officers, directors, employees, representatives, and agents.   If Contractor provides Services involving Plants Hatch, Scherer, Vogtle, Wansley or Miller Unit 1 or 2, each of these policies must include as additional insureds the applicable Generation Facility Co-Owners and their officers, directors, employees, representatives, and agents.   Additional insured status, including coverage for ongoing and completed operations, must apply to a Claim arising from Contract performance or caused in whole or in part by act or omission of Contractor or of those acting on its behalf, but, with respect to a Claim in Georgia, will not apply to a Claim resulting from sole negligence of an additional insured.   Contractor’s insurance must be primary for all Services to Company.   Insurance or self- insurance maintained by Company or other additional insureds is in excess of Contractor’s insurance, contingent, and non-contributory.

B.   Subrogation. To the extent allowed by applicable law, Contractor waives, and must require its insurers to waive, a right of subrogation against Persons Indemnified and all additional insureds for insurance required by the Contract or under state or federal workers’ compensation or employer’s liability law, except that the waiver will not apply to a Claim resulting from sole negligence of a Person Indemnified or of an additional insured, except as allowed by applicable law.

C.   Required Language. Each certificate of insurance or endorsement, as applicable, must expressly include the language below, modified to add any other entity required to be an additional insured:

Southern Company Services, Inc., Southern Company, Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and all other affiliates (and, if called for by the parties’ contract, Georgia Transmission Corporation, Oglethorpe Power Corporation, Municipal Electric Authority of Georgia, City of Dalton, Georgia, Jacksonville Electric Authority, Florida Power and Light Company, PowerSouth Energy Cooperative, and any other person or entity required by the contract to be named as an additional insured), and the officers, directors, employees, representatives, and agents of each of them, are additional insureds under the commercial general, auto, riggers, and excess/umbrella liability policies and, if applicable, as their interests may appear under all-risk insurance, with waiver of subrogation rights against each of these entities or persons under workers’ compensation and under the employer’s, commercial general, auto, pollution legal, and excess/umbrella liability policies.   All coverages listed are primary.

D.   Documentation. Before execution of this Agreement by Company, and at least annually during this Agreement’s term upon policy renewal, Contractor must submit certificates or documentation showing required coverages, policy term, and inclusion of required endorsements (if applicable) and, upon request, must provide policy language or documentation to confirm coverage.   Company’s (or an Affiliate’s) receipt, review, or retention of these documents, or decision not to do so, neither waives a right regarding Contractor’s insurance, nor creates a duty to: (i) verify suitability or validity; (ii) notify Contractor of any matter regarding its insurance; or (iii) ensure satisfaction of Contract insurance requirements.

E.   General Requirements; Notice. All insurance must be with insurers: (i) holding a Best’s rating of at least A- VII or equivalent; (ii) whose financial condition and policy forms are acceptable to Company; and (iii) authorized to transact insurance in the state of Contract performance.   The CGL and auto policies must cover liability assumed in the Contract.   Company may require Contractor, at Company’s expense, to maintain other insurance or additional coverage or limits.   Contractor must notify Company in writing at least 30 days before the effective date of a required policy cancellation or material change.

F.   Deductibles and Self-Insurance. To the extent Contractor uses deductibles for required insurance or self- insures, all deductibles and self-insurance amounts: (i) are expenses for which Contractor is solely responsible and are not part of the reimbursable expense, direct project costs on a cost-plus Contract, or any indemnity obligation; and (ii) may not exceed $100,000, unless Company provides written consent.

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G.  No Waiver. Neither a contractual duty to procure or maintain insurance, compliance with Contract insurance requirements, nor existence of, or coverage under, an insurance policy waives or limits Contractor’s liability under the Contract or applicable law.

H.   Subcontractors’ Insurance. All requirements of this Part 6 (Insurance) or any other Contract insurance provision also apply to each subcontractor (substituting “subcontractor” for “Contractor”), unless a specific coverage is not required by the Contract (e.g., due to a limited scope of work) or Company expressly waives in writing.   Contractor must require each subcontractor to provide evidence of compliance with all Contract insurance provisions and must provide a copy of each subcontractor’s certificate to Company upon request.   If a subcontractor does not have required insurance, Contractor is liable for any shortfall and must indemnify Persons Indemnified for any Claim against the subcontractor in excess of subcontractor’s policy limits, up to the policy limits required by the Contract.

6.3         Contractor’s Property. Contractor is solely responsible for, and bears all risk of loss of or damage to, property of Contractor or for which it is responsible (including property of any Representative), wherever located.   If Contractor or the Representative maintains insurance on its property, Contractor or the Representative waives any right of subrogation against Persons Indemnified and agrees that its insurance is solely its own expense.

PART 7	INDEMNITY AND CLAIMS

7.1         General Indemnity Obligation. To the fullest extent allowed by applicable law, Contractor must indemnify, release, hold harmless, and, at Company’s request, defend Persons Indemnified from or against a Claim caused by, arising out of, or related to an act or omission of Contractor, or of a Contractor affiliate, Representative, supplier, or contractual party, or an officer, director, employee, representative, or agent of any one of them, or anyone for whose acts one of them is liable, that is in any way associated with an obligation of Contractor, right of Company, or Products, Services, or activity under a Contract or this Agreement, whether or not caused by or arising out of the joint, concurrent, or contributory negligence of a Person Indemnified or a third party, except that Contractor is not liable under this General Indemnity Obligation if the Claim was caused by the sole negligence of a Person Indemnified. Contractor’s obligations under this section expressly include a Claim involving Contractor’s: (i) willful misconduct, reckless or negligent act or omission, or criminal act; (ii) breach of the Contract or noncompliance (by act or omission) with applicable law; or (iii) misrepresentation or fraud.

A.   Waiver of Worker’s Compensation Defense (Applicable in Florida Only). In the event of any Claim (including an action for indemnity or contribution) by a Person Indemnified against Contractor for, or in any way relating to, injuries to a Contractor employee, Contractor agrees to waive any defense or claim of worker’s compensation immunity or any other immunity defense as provided in Chapter 440, Florida Statutes.   Contractor understands, agrees, and acknowledges that the waiver in this clause includes waiver of any defense to an action by a Person Indemnified for contribution against Contractor in which Contractor would or could otherwise assert that there is no common liability between the Person Indemnified and Contractor for injuries to a Contractor employee. As used in this clause, the term “employee” includes any leased employee, temporary employee, or independent contractor.

B.   Florida Monetary Limitation on Indemnification (Applicable in Florida Construction Contracts Only).   This clause applies only to the extent that the Contract is subject to Florida Statutes §725.06.   In such case, solely with regard to liability for damages to persons or property caused in whole or in part by an act, omission, or default of a Person Indemnified arising from the Contract or its performance, Contractor’s obligations under General Indemnity Obligation (Section 7.1) will be limited to $1 million per occurrence, which amount Contractor agrees and acknowledges bears a reasonable commercial relationship to the Contract and was made part of the project specifications or bid documents (if any) that preceded the Contract.   To the extent that any project specifications or bid documents are applicable to the scope of Contractor’s Services under this Agreement, the terms of this Florida Monetary Limitation on Indemnification clause are incorporated into those specifications or bid documents.   If the amount stated above in this clause is deemed unenforceable pursuant to Florida Statutes §725.06, the monetary limitation specified by this clause will not be less than $1 million per occurrence.

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7.2         Intellectual Property Indemnity. Contractor must fulfill all Contract obligations without infringing a third party’s proprietary or intellectual property right.   Contractor also must indemnify, hold harmless, and, at Company’s request, defend Persons Indemnified from a Claim to or against a Person Indemnified contending (in whole or in part) that any part of Contractor’s Products, Services, or Work Product constitutes unauthorized use or infringement of a third party’s proprietary or intellectual property right, in the U.S.   or a foreign nation.   This obligation includes a Claim based on a combination of the Contractor-furnished item with other equipment, services, software, goods, systems, or items, whether or not furnished by Contractor.   Contractor must pay all Claim Expenses and any settlement or judgment and, within 30 days of a request with supporting statement, Contractor must advance all Claim Expenses that Persons Indemnified will incur in connection with the Claim.   If any Products, Services, or deliverables, or Company’s use of Products, Services, or deliverables, in whole or in part (“Infringing Item”) is held, or, in Company’s sole determination, likely will be held, to constitute infringement, or if Company’s use of the Infringing Item is enjoined or, in Company’s opinion, likely will be enjoined, Contractor, at Company’s sole option, must either: (i) procure the right for Company’s continued use; (ii) replace with non-infringing Products/Services equivalent in function; or (iii) modify to become non-infringing, but equivalent in function.   If Contractor cannot or does not comply with the chosen remedy, Contractor, upon request by, and on terms satisfactory to, Company, must remove the Infringing Item and refund the applicable Contract Price; Company also may terminate this Agreement or the Contract without further liability.

7.3         Scope of Liability. Each Contractor indemnity or Claim obligation in this Agreement or in a Contract is subject to this Part 7 (Indemnity and Claims) and includes all Claim Expenses, settlements, payments, interest, or judgments associated with the Claim, including: (a) expense to enforce an obligation of indemnity (unless a court rules it not enforceable) or insurance (including additional insured or subrogation waiver requirements); or (b) all costs arising out of a data breach, loss, or unauthorized access to data, including notice-related costs.   Each Contractor indemnity obligation, Claim liability, waiver, or liability disclaimer in the Contract is for benefit of Persons Indemnified, always applies, and survives Contract expiration, completion, cancellation, or termination.   Persons Indemnified may settle a third party Claim without Contractor consent, in which case Contractor is not relieved of liability, nor is the settlement dispositive of Contractor’s indemnity obligations to Persons Indemnified; instead, the Parties will separately resolve those obligations between themselves.   Contractor’s indemnity obligations are independent of, are not limited by, and do not limit its obligations under, any insurance requirement.   Contractor may not settle a Claim without Company’s prior written consent.   Contractor’s liability specifically covers a Claim of a Person Indemnified for:

(i)	Action by or on behalf of a Representative under workers’ compensation or employer’s liability, disability benefit, or other employee benefit act, but a limitation on amount or type of damages or benefits recoverable under the act does not limit or alter Contractor’s liability; or

(ii)	Costs to correct, complete, or re-perform nonconforming Services, repair or replace nonconforming Products, or to repair, replace, or restore property of a Person Indemnified or third party that is lost or damaged by act or omission (negligent or otherwise) of Contractor or a Representative, as more fully described in Care of Resources and Property in Section 2.5 or Damages for Breach in Section 8.3; or

(iii)	Expense incurred for damages to a third party arising from disruption or lack of electric service following Contractor damage to property of Persons Indemnified or of a third party; or

(iv)	Loss of or damage to resources or property of Contractor or any Representative.

7.4         Cooperation. Contractor must cooperate with Persons Indemnified regarding a Claim, potential Claim, or a public or private hearing, meeting, or proceeding to which Contractor’s Services or Contract obligations relate (including a Claim by a Representative), unless Contractor’s interests are adverse to Persons Indemnified.   Contractor’s cooperation may include: (i) making Representatives available for interview, deposition, or appearance; (ii) providing requested documentation; or (iii) assisting in preparing testimony, reports, or other documents.   This section applies whether or not Contractor is a party to the proceeding or has a potential indemnity obligation.   Unless Contractor is cooperating under an indemnity or other contractual obligation, Company will pay Contractor, per a Rate Agreement, Order, or as otherwise mutually agreed upon in writing, for reasonable and actual time and expenses incurred under this section.

PART 8	TERMINATION AND DEFAULT

8.1         Suspension. Company may suspend Contract performance, in whole or in part, for any reason, but has no duty to do so for benefit of Contractor or a third party.   Upon notice, Contractor must act promptly to minimize suspension costs and to protect all Services in progress and resources in Contractor’s care or control; Contractor must resume performance upon request.   If Company suspends Services provided on an hourly, unit, cost-plus, or other non-lump sum Contract Price basis, no payment will be due in connection with the suspension.   For suspension of Services provided on a lump sum Contract Price basis: (i) if Contractor breach led to the suspension, Company will not extend Contract Time and Contractor must bear all suspension costs; (ii) if suspension was for Company’s convenience, Company will equitably adjust Contract Price or Contract Time, subject to verification or audit; or (iii) if circumstances beyond the Parties’ reasonable control led to the suspension, including Excusable Delay, each Party bears its own costs, but there will be an adjustment of Contract Time.

8.2         Termination for Convenience. Company may terminate for Company’s convenience this Agreement or a Contract, in whole or in part, upon written notice to Contractor pursuant to Section 10.3.   Contractor must mitigate damages and stop performance as directed.   If Company terminates for convenience a Contract involving payment on an hourly, unit rate, or cost-plus basis, Company will pay Contractor according to the Rate Agreement only for Services provided through the termination effective date and no other payment will be due.

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A.   Termination of Lump Sum Contract. If Company terminates for its convenience a Contract involving payment on a lump sum basis, and Contractor submits its Claim within 60 days after termination date, Company will pay a termination charge.   The termination charge is, as applicable, actual expense to procure Products and to provide Services through termination effective date, plus: (i) expense to comply with directions in the notice; plus (ii) a reasonable percentage for overhead and profit; less: (a) market value of Products expressly purchased for, but not yet incorporated into, the Services that Contractor can return to the vendor or use for other purposes; and less (b) previous payments.   In no event will the termination charge exceed the lesser of the unpaid Contract Price balance or the Contract Price percentage equal to percentage of Services completed at termination date, less the total of items (a) and (b).   Company owes nothing if termination occurs before any Contract performance.

B.   Termination Charge. Company will pay a termination charge only if it terminates a lump sum Contract for its convenience.   Company may choose to accept Products per item (a) of Termination of Lump Sum Contract, instead of deducting from the termination charge.   If so, Contractor must transfer to Company, per Company’s instruction, the subject Products and related information.   The termination charge will not include lost or anticipated profits on Services not provided as of the termination date.   Company’s only liability for termination for its convenience is payment per this Termination for Convenience section; Contractor waives the right to claim any other damages for termination.   Company may verify any Contractor Claim under this section per Audit Rights (Section 3.6).

8.3        Contractor Breach. Contractor is in breach if Company determines that Contractor: (i) performed Services improperly or provided defective or nonconforming Products; (ii) failed to complete, re-perform, repair, or replace nonconforming Products or Services; (iii) delayed performance; (iv) failed to comply with a reasonable and lawful Company instruction; (v) lacks the financial stability Company deems necessary; (vi) is involved in a labor issue that, in Company’s opinion, unacceptably hinders performance; (vii) breached a Contract representation, warranty, or covenant; (viii) subcontracted or assigned the Contract or this Agreement (in whole or in part) without Company consent; (ix) failed or is unable to perform its obligations to Company’s reasonable satisfaction; (x) lost or damaged Products or property; or (xi) otherwise failed to meet a material Contract obligation (each a “Default”). If Contractor is in Default, Company may elect to: (a) give written notice per Section 10.3 specifying the Default, and, if cure is possible, requesting cure by a date specified; (b) withhold payment per Payment Withheld (Section 5.3.A); (c) itself or through a third party, at Contractor’s expense, perform, correct, or replace the subject Services, Product, or damage; (d) accept nonconforming Products or Services and reduce Contract Price accordingly; or (e) terminate the Contract without penalty and, in addition to any amount due per Damages for Breach below, require Contractor to refund any applicable Contract Price previously paid, but unearned.

A.   Remedies for Contractor Default. If Company provides notice of Default per option (a) of Contractor Breach and Contractor does not cure, or the Parties do not agree in writing to satisfactory arrangements, within the cure period, Company, besides any other available remedy, may: (i) supplement Contractor’s performance, at Contractor’s expense, in which case Contractor must continue diligent performance of Services and cooperate with the supplemental personnel; (ii) direct Contractor to add labor or resources, at Contractor’s expense; (iii) seek specific performance through injunction; or (iv) terminate per Termination for Default below.   Unless the Contract expressly states otherwise, all contractual remedies are cumulative, not alternative or exclusive, and additional to any legal or equitable remedy.

B.  Damages for Breach. Contractor is liable to Company for all damages arising from Contract breach or Default, including costs: (i) of repair, replacement, restoration, correction, completion, or re-performance; (ii) resulting from Contractor’s failure to perform per the Contract or within the Contract Time (e.g., fines, mitigation expense, replacement services, or finance costs); and (iii) of any related Claim Expenses.   Costs included in item (i) include all costs incurred to: (a) repair or replace nonconforming Products; (b) correct, complete, or re- perform nonconforming Services; or (c) repair, replace, or restore property of a Person Indemnified or third party that is lost or damaged due to the breach or Default.   These damages include all labor, supervision, and other costs incurred regarding the defective, damaged, or nonconforming Services or property (collectively, “Items”) for: (1) initial inspection, testing, engineering, or evaluation; (2) access, in and out, or removal; (3) disassembly, repair (to a condition substantially equal to that existing before the damage), replacement, completion, or reassembly; (4) transportation to ship Items for repair or for repaired, completed, or replacement Items; (5) use of alternate Items, pending cure; (6) storage; (7) mitigation expense; (8) installing repaired, replaced, or completed Items; (9) testing or inspection to verify cure; (10) repairing, replacing, or restoring property, equipment, or materials disturbed in performing cure; and (11) incidental, general, administrative, and overhead costs incurred due to the breach or Default.   With respect to any Contract breach or Default remedy cost incurred, in accordance with the Contract, by Company at Contractor’s expense, Company may deduct the costs from the unpaid Contract Price balance or from payment otherwise due.   If Company’s damages exceed any amount otherwise due to Contractor, Contractor must reimburse Company within 30 days of invoice.

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C.   Termination for Default. If Company elects to terminate for Default, in whole or in part, Company will confirm termination by written notice. Company may then take possession of all work in process, Work Sites, resources, Services documentation, and Company property and, at Contractor’s expense, take over or have a third party take over performance.   If requested, Contractor must assign, in whole or in part, to Company Contractor’s rights under a subcontract.   If Company terminates under this clause, and it is later determined there was no Default, the Parties agree that the termination was instead under Termination for Convenience.

8.4         Contractor Rights. Contractor must continue performing all Contract obligations under an accepted Order despite a pending dispute regarding scope, Contract Time, Contract Price, payment, or other issue.   Contractor affirms that direct money damages will provide complete compensation for any Company breach and that no Company default, act, or omission would be a material breach entitling Contractor to cancel the Contract or to suspend performance.   Contractor waives all remedies, other than direct money damages, to which it might otherwise be entitled due to a Company act or omission. Contractor expressly waives, for itself and anyone claiming through it, a right to consequential, special, indirect, treble, incidental, or punitive damages (including loss of use, profit, income, data, business opportunity, or anticipated savings; damage to business reputation; impairment of bonding capacity; idled equipment costs; or increased overhead, financing, or operating costs) arising from any damage or delay incurred in performing Services, under the Contract, or from any Company act, failure to act, performance, or non-performance, whether or not reasonable, foreseeable, contemplated, or avoidable.

8.5         Actions on Contract Conclusion. Upon Contract termination for convenience, in whole or in part, Contractor must stop work and take action as specified in the notice.   If Company terminates (for convenience or Default) only part of the Contract, Contractor must continue diligent performance of remaining obligations and cooperate with Company or others in their performance of the terminated work.   If termination occurs before completion, all applicable warranties (per Part 9) will survive as to all Products or Services provided to Company.   Upon project completion or Contract conclusion (of any type), Contractor must comply with applicable Contract requirements, return all Company property, and return or destroy, at Company’s discretion, all Protected Information and Company Data related to the Contract, except that Contractor may retain one record set of Contract Documents.   Upon any conclusion: (i) the Parties will cooperate to effect an orderly termination and to protect and transfer property (tangible or intangible), Services, or Work Product; and (ii) Contractor will cooperate in good faith during the transition to a new or replacement contractor.

PART 9	WARRANTIES

9.1         Representations and Warranties. By signing this Agreement, and by entering into each Order or Contract under this Agreement, Contractor represents and warrants to Company that:

(i)	It and each subcontractor: (a) is qualified to do business in, and in good standing with officials of, the state of Contract performance and, if different, the jurisdiction of its organization; and (b) has each license required by each regulatory authority with jurisdiction;

(ii)	It is in compliance with all provisions of Legal Compliance (Section 3.4);

(iii)	It has not been terminated for cause or default under any previous contract;

(iv)	An authorized agent is signing and it can legally enter into, and perform all obligations under, the Contract, with no required third party consent;

(v)	No legal action is in progress, pending, or, to the best of its knowledge, threatened that could, individually or in the aggregate, have a material adverse effect on its ability to perform its contractual obligations or on its business or financial condition;

(vi)	Its response to any Company request for proposal was accurate when submitted, and Contractor acknowledges that Company relied upon Contractor’s response when selecting Contractor;

(vii)	It enters into the Contract voluntarily and in good faith, as a result of arm’s length negotiations and based on its own evaluation; and

(viii)	It has studied, understands its rights and obligations under, and makes all representations and warranties expressed in, all Contract Documents.

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9.2         Performance Warranties. By accepting a Contract, Contractor represents and warrants, and will document upon request, that it: (i) has experience and expertise in performing work of similar type, size, and complexity; and (ii) is properly qualified, trained, licensed, equipped, organized, insured, and financed to perform all Contract obligations.   Contractor also represents that no contract, employment agreement, or applicable law precludes Contractor or any Representative from performing Services for Company; Contractor must indemnify and, at Company’s request, defend Company against a third party Claim to the contrary.   Contract language of limitation, disclaimer, or exclusivity of remedy does not diminish warranties or remedies in this Part 9 (Warranties).   A timeframe for warranty Services (in this Part 9 or elsewhere) relates only to the specific warranty obligation and does not affect the time for enforcing other Contract obligations.   Compliance with a quality control program does not relieve Contractor of warranty or performance obligations.   Unless the Contract states otherwise, the warranty period starts: (a) for Services involving an energized facility, when Company energizes the subject facility for purposes other than testing; or (b) for all other Services, upon: (1) acceptance; or (2) an earlier Contract termination.

A.   Warranty of Services. Contractor warrants or covenants that: (i) it will perform all Services in a timely, safe, professional, skillful, workmanlike, competent, and efficient manner, according to applicable law and with the degree of skill and care required by the highest applicable industry standards; (ii) all Services will conform to Contract and applicable law requirements, applicable industry codes or standards, any express or implied warranty per applicable law, and Company’s reasonable satisfaction; (iii) it will perform any time and materials or cost-plus Services at the lowest reasonable cost and will make the best and most efficient use of Representatives and resources; (iv) if applicable, it will install all Products in a first-class manner, with a neat and workmanlike appearance; (v) any Products or resources used in performing Services will be of first-rate quality; and (vi) all Services will be free from defects in materials or workmanship for the longer of: (a) the warranty period stated in the Contract; (b) Contractor’s or manufacturer’s standard warranty period; or (c) one year after warranty start.

B.   Environmental Warranty. Contractor represents, warrants, or covenants that it: (i) knows the risks and hazards associated with handling, labeling, transporting, storing, or disposing of Waste or Regulated Substances that Contractor will handle under this Agreement; (ii) has trained its Representatives in proper safety procedures and legal requirements for these Services; and (iii) will promptly notify Company if, during this Agreement’s term, Contractor, or a facility designated by Company to receive Waste or a Regulated Substance, loses permitted status or is subject to an enforcement proceeding.

C.   Intellectual Property Warranty. Contractor represents, warrants, or covenants that: (i) Contractor owns, or has a legal right to use, all intellectual property used in providing the Products or Services; (ii) so long as Company uses the Products or Services in accordance with Contract terms, the Products or Services, and Company’s receipt or use of the Products or Services, will not infringe upon or violate any U.S.   or foreign patent or copyright, misappropriate any trade secret, or violate any third party’s intellectual property right; (iii) Contractor has or will obtain all rights from third parties (including rights relating to post-employment restraints) to provide the Products or Services and to fulfill its Contract obligations; (iv) any Work Product will be accurate, up-to-date, and in conformance with applicable law and professional standards; and (v) except as identified per Pre-existing Material in Part 4, any Work Product will be of Contractor’s original development and created expressly for the Services.

D.   Warranty of Products. Unless the Contract expressly states otherwise, Contractor warrants that all Products will: (i) be of first-rate quality and in accordance with the highest recognized standards in Contractor’s industry; (ii) be new, unless the Contract expressly provides otherwise; (iii) be, and use only materials or components, of the kind, make, and quality specified in the Contract; (iv) be free from defects in design, workmanship, or materials; (v) comply with applicable law and industry codes or standards; (vi) conform to, and perform per, Contract requirements (including a performance guarantee) or implied warranty under applicable law; (vii) be merchantable, safe, and appropriate for their normal purpose; and (viii) if Contractor knows or has reason to know of Company’s intended use, be fit for the particular purpose.   Contractor warrants that all Products, including installation, will comply with this Warranty of Products clause for the longer of: (a) Contractor’s or manufacturer’s standard warranty period; (b) the warranty period stated in the Contract; or (c) one year after warranty start.   All replacement Products provided as warranty Services must comply with this clause as well.

E.   Compliance Testing. Company, at its own expense, may conduct any test or analysis to determine if Products or Services meet an applicable warranty. Company will give notice and Contractor may elect to have a witness present.   No test is necessary in order for Company to make a warranty Claim.

F.   Warranty of Authority and Quiet Enjoyment. Regarding all Licensed Material, Contractor represents, warrants, or covenants that: (i) it owns the Licensed Material or has rights allowing it to sell or license the Licensed Material to Company for use in accordance with the Contract; (ii) it has executed any necessary agreements with third parties (including original equipment manufacturers, software publishers, and third party component suppliers); (iii) there exists no lien, claim, or encumbrance inconsistent with the rights granted in the Contract; and (iv) Company may possess and use the Licensed Material without interruption by Contractor or any party claiming by or through Contractor, so long as Company complies with any applicable Contract requirement.

G.   Use of Company Data. Contractor warrants or covenants that it will not use, reproduce, sell, distribute, or otherwise exploit Company Data (including data in an aggregated or de-identified form), and that its use of Company Data will be limited to that use as is necessary to provide the Services to Company.

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H.   Assignment of Warranties. Contractor warrants that all rights (including warranties and indemnity rights) obtained by Contractor from a third party (e.g., manufacturer, licensor, subcontractor, or supplier) on Products or Services may be, and by this clause are, assigned and passed through to Company, at no additional charge to Company.   All warranties (of Contractor, manufacturer, subcontractor, or supplier) must be directly enforceable by Company or by a subsequent owner to whom Company sells or transfers the facility or equipment for which Contractor provided the Products or Services.   Delivery of a required warranty or manual is a condition precedent to final completion.   This clause does not limit Contractor’s liability and Contractor remains jointly and severally liable for all warranties.   Upon request, Contractor must manage a warranty Claim against a manufacturer, licensor, subcontractor, or supplier and will assist Company in pursuing a warranty Claim.

I.     Product Safety and Reliability. If, at any time during the life of Products provided under this Agreement, Contractor issues to purchasers or users of similar products a notice, letter, bulletin, or other announcement related to safety or reliability matters and indicating the need for repair, replacement, or modification, Contractor must perform the work so required or recommended at a mutually agreed time.   Contractor’s work under this clause is subject to all Contract warranty obligations.

9.3         Warranty Fulfillment. If Company provides written notice of a warranty Claim within the warranty period, Contractor covenants promptly to cure.   At Company’s option, Contractor must: (i) start repair, replacement, correction, re-performance, or other cure within 10 business days or other timeframe per the notice, pursue with due diligence, and complete within a commercially reasonable time; (ii) update or replace; (iii) allow Company or a third party, at Contractor’s expense, to repair, replace, correct, or re-perform; or (iv) provide Company with comparable and compliant Products or Services.   Upon request, Contractor must conduct a test to confirm cure.   Per Damages for Breach (Section 8.3.B), Contractor is responsible for all costs of cure, even if the Parties have a maintenance agreement, and for all damages arising from failure to meet, or from fulfilling, a warranty. Contractor will re-warrant Products or Services repaired, replaced, or corrected for the longer of: (a) the time stated in the Contract; (b) one year after warranty work completion; or (c) time remaining under a Contractor or manufacturer warranty.   If Contractor fails to fulfill a warranty or to comply with any obligation extending beyond Contract expiration, completion, cancellation, or termination, Contractor Breach (Section 8.3) will apply.

PART 10  MISCELLANEOUS

10.1       Contract Interpretation. In each Contract Document: (i) “include(ing)” means “include, but are not limited to” or “including, without limitation”; (ii) “or” means “either or both” (“A or B” means “A or B or both A and B”); (iii) “e.g.” means “for example, including, without limitation”; and (iv) “written” or “in writing” includes email or facsimile communication, absent express statement otherwise.   Reference to: (a) a Party or entity includes its allowed successors or assigns; (b) “Purchaser,” or “Owner” means “Company”; (c) a regulatory authority includes an authority succeeding to the same function; and (d) applicable law, a document, or a provision, is to the law, document, or provision as modified or amended and then effective or current.   Each reference to Company in Parts 3 and 4 includes its Affiliates.   Terms defined in Definitions (Page 3) or within the Contract body may be singular or plural, as the context requires, and, absent express statement otherwise, have the same meaning in all Contract Documents.   Company may make any decision allowed by the Contract at its sole discretion, absent express statement otherwise.   Both Parties were actively involved in negotiating this Agreement; no rule allowing construction in favor of, or against, a Party according to authorship will apply.

A.	Governing Law. The Parties will resolve a dispute, action, or Claim in the state or federal courts of the state where the Services under the Contract are, or are intended to be, performed, or where the project for which Contractor performs the Services is, or is intended to be, located, so long as that state is either Alabama, Florida, Georgia, or Mississippi, and that state’s law will govern all matters arising under, or relating to execution, interpretation, performance, or enforcement of, the Contract, including torts. If the Services are not, or are not intended to be, performed in one of those states, or if the Contract is for Services to be performed, or for a project, in more than one state, governing law will be that of the state where the Company issuing the Purchase Order maintains its principal place of business. Otherwise, Georgia law governs a dispute or action relating to this Agreement or any Contract. Contractor consents to the exclusive jurisdiction of, and waives objection to venue in, these courts. and, to the fullest extent allowed by applicable law, waives any objection to this jurisdiction or venue.

B.	Entire Agreement. The Contract Documents comprise the Parties’ final and exclusive expression of their rights and duties under an Order or Contract referencing this Agreement. This Agreement, or the Contract, supersedes any previous or contemporaneous oral or written representation, promise, arrangement, understanding, or agreement relating to the subject matter. Each exhibit, attachment, appendix, schedule, or other document attached to or referenced in a Contract Document is part of, and integral to, the Contract, as if included in the main body. Neither this Agreement nor a Contract creates a contractual relationship with, or cause of action for, a third party, except per Benefited Parties (Section 1.4).

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C.	Captions. Captions are for convenience only and do not affect Contract interpretation. Reference to an Agreement or Contract part by caption (e.g., The Contract) or number (e.g., “Part 1”) includes all sections (e.g., “1.1 Contract Documents”) and clauses (e.g., “A. The Contract”) within that part. Likewise, reference to a section by caption or number includes all clauses within that section.

D.	Survival. Contract provisions that by nature or context logically should apply beyond Contract expiration, completion, cancellation, or termination or transfer, assignment, novation, merger, or other entity change (e.g. Audit Rights (Section 3.6); Information Rights and Data Security (Part 4); Payment and Changes (Part 5); Indemnity and Claims (Part 7) or other Contract indemnity obligation; Termination and Default (Part 8); Warranties (Part 9); and Governing Law) will survive per applicable law or Contract terms.

10.2       Contract Modification. A Contract change is effective only if made in accordance with Contract terms.   A Modification changing a Party’s substantive right is not effective unless in writing and signed by that Party’s authorized agent.   Modification of an Agreement provision in one Contract does not affect another Contract.   Absent express incorporation into a Contract Document signed by Company, language (preprinted, boilerplate, or other) in a Contractor invoice, acceptance, acknowledgement, delivery confirmation, bid, proposal, quote, packaging, or other Contractor-generated document purporting to modify the Contract (by addition, deletion, or alteration) is only for convenience and is void, whether before or after the Contract effective date and whether or not signed, expressly rejected, or paid, by Company.   If the Contract includes a Contractor-generated document, a Company-generated document will control if there is a conflict, unless the Contract expressly states otherwise.

A.    Administrative Change. An “Administrative Change” is a minor Contract change that does not alter either Party’s substantive rights (e.g., updating contact or invoice information; correcting a typographical error).   Company may issue an Administrative Change to Contractor.   If Contractor contends the change is substantive, Contractor must provide written notice within 10 business days and Company will prepare a Modification for signing by both Parties.   Otherwise, the Administrative Change constitutes a Modification.

B.    No Waiver. If Company fails to enforce a Contractor obligation, waives a Contractor breach, elects a remedy, or waives a right in one instance, Company does not waive a similar, or any other, breach or the right to enforce that, or any other, right, remedy, or obligation, in another instance.   Acceptance of late performance, with or without reservation, does not waive a future right to require timely performance.

C.    Assignment.   Absent Company’s prior written consent, Contractor may not: (i) assign all or part of this Agreement or a Contract; (ii) assign a Contract right, other than, subject to proper notice and documentation, assignment of payment rights only (i.e., factoring); or (iii) delegate Contract performance.   A purported assignment or delegation in violation of this clause is void.   If there is a change in control of all, or substantially all, of Contractor’s operations or assets (by transfer, assignment, novation, sale, merger, or consolidation), Contractor must give 30 days’ advance written notice (per Notices) and Company may elect to proceed per Termination for Convenience (Section 8.2).   Contractor also must give advance written notice (per Notices) of a name change.   If this clause applies, the Parties will cooperate to ensure that all applicable Contract Documents bind the successor.   Upon written notice, Company may assign its rights or delegate its obligations under this Agreement or any Contract. This Agreement and each Contract binds and benefits each Party and its successors or allowed assigns.

D.    Severability. If a court rules a Contract provision unenforceable to any extent, the rest of that provision and all other provisions remain effective.   The Parties will negotiate in good faith to replace the provision and restore the Contract as nearly as possible to its original intent.   If a court finds a provision to be unreasonably broad in time or scope, the Parties desire that the court reduce the breadth to the maximum legally allowable parameter, instead of holding it totally unenforceable.

10.3        Notices. A Party giving notice under this section must provide the notice to: (i) the other Party’s designated contact per Exhibit A, with a copy as shown; and (ii) any other contact named in an Order.   Absent a specific Contract notice requirement, notice under this section must be by: (a) personal delivery (effective that date); (b) email delivery (effective that date if sent by 5:00 p.m.   (recipient’s time); otherwise, the next business day); (c) prepaid nationally- or internationally-recognized commercial overnight courier (effective the next business day); or (d) registered or certified U.S.   mail, with proper postage (effective the following fourth business day).   Unless the Contract expressly requires notice in accordance with this section, a Party may provide notice according to the Order or as otherwise reasonable in the circumstance.   Contractor must update its contact information by notice per this section; Company will provide any update by Administrative Change.

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Each Party agrees to all terms and conditions of this Agreement.   The Parties may exchange counterparts of this Agreement or an Order by facsimile transmission or as a scanned image (e.g., .pdf or .tiff file extension) as an attachment to email; a facsimile or scanned signature is an original signature for all purposes.

Southern Company Services, Inc.		Powercomm Construction, Inc.

By:		By:
	William R. Crittenden		David L. Kwasnik, Sr.
	Strategic Sourcing Manager		President

Date:		Date:

		Tax ID:	043-3393956

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EXHIBIT A – NOTICES AND ADMINISTRATION

Master Agreement for Services

between

Southern Company Services, Inc.   and Powercomm Construction, Inc.

Agreement No.50034

Each Party will provide written notice to the other under Notices (Section 10.3) as follows:

Notice to Company:	Notice to Contractor:
William R. Crittenden	David L. Kwasnik, Sr.
Strategic Sourcing Manager	President
Southern Company Services, Inc.	Powercomm Construction, Inc.
Bin 10080	3429 Ramsgate Terrace
241 Ralph McGill Boulevard, NE	Alexandria, VA 22309
Atlanta, GA 30308-3374	dkwasnik@powercommconstruction.com
wrcritte@southernco.com

With a copy to:	With a copy to:
Company’s SCM Contact:	Contractor’s Contract Administrator/Point of Contact:
Elizabeth Rhody	Laura Kwasnik
Contracts Analyst, Staff	Vice President
Southern Company Services, Inc.	Powercomm Construction, Inc.
Bin # 10080	3429 Ramsgate Terrace
241 Ralph McGill Blvd NE	Alexandria, VA 22309
Atlanta, GA 30308	Phone: 703-746-8980
Phone: 404-506-3072	Fax: 703-997-0205
Fax: 404-506-1893
earhody@southernco.com

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EXHIBIT B – COMPANY STANDARDS FOR CONTRACTORS REGARDING DRUG AND
ALCOHOL SCREENING AND BACKGROUND INVESTIGATION

Master Agreement for Services between

Southern Company Services, Inc. and Powercomm Construction, Inc.

Agreement No.  50034

In the Drug-Free and Alcohol-Free Workplace and Behavioral Standards section of this Agreement, Contractor agrees to adhere to Company’s “Standards” when performing Services for a Southern Company Affiliate (each referenced as “Company” or “Affiliate” in this Exhibit). These Standards include: (i) the minimum eligibility guidelines for Contractor’s personnel as described in that section of the Agreement; and (ii) Company’s requirements for drug screening, alcohol screening, and background investigation of Representatives.   Details regarding these requirements are set forth in this Exhibit, as well as in the applicable Drug Screen and Background Investigation Toolkit for Southern Company Contractors, as it may be revised from time to time (“Toolkit”) (incorporated by this reference and attached or provided to Contractor separately by Company).   To the extent different or additional Standards apply for Services at a particular Affiliate location, Company will provide separately those additional criteria.

Definitions

Unless specifically defined in this Exhibit, capitalized words in this Exhibit have the same meaning as in this Agreement. This Exhibit also uses the following defined terms:

■	Representative: Each individual Contractor employee, representative, contractor, subcontractor of any tier, consultant, worker, or agent performing any aspect of Contractor’s Services for Company, whether “Risk I” or “Risk II.” For purposes of initial/pre-site drug screening or background investigation, “Representative” also includes each person that Contractor proposes to employ, use, retain, or contract to perform any aspect of Contractor’s Services for Company.

■	Compliant Representative: A Representative who has met Company’s minimum criteria, as described generally in this Exhibit and in the Toolkit, to be eligible to perform work for Contractor on behalf of an Affiliate under an applicable agreement.

■	Non-Compliant Representative: A person not qualified to perform work for Contractor on behalf of any Affiliate as a result of the drug, alcohol, or background disqualification criteria described generally in this Exhibit and in the Toolkit.

■	Provider: An entity, as listed in the then current Toolkit, designated by Company to provide drug or alcohol screening and background investigation services to Company contractors.

■	Risk I: Classification, as determined by Company, of Representatives with access to sensitive information or a Company Work Site, or performing work that directly impacts Company’s personnel, facilities, equipment, or operations. Representatives may have Risk I classification for drug screening only (initial/pre-site and random), for background investigation only (initial/pre-site), or for both. Company will advise Contractor regarding Representatives classified as Risk I.

■	Risk II: Any Representative not classified by Company as Risk I.

Rights of Company

Company has the right to receive all or part of the background investigation results and drug and alcohol screening results for Representatives, but it has no obligation to request or to review any results. If Company requests either report, Provider will submit the report directly to Company.

Contact Information

Contractor should address questions concerning these Standards to the appropriate Affiliate employee, depending on the Affiliate or business unit for which Contractor is performing Services. Contractor also may contact Company’s compliance department.

Services For	Affiliate Contact Title	Phone
Southern Company Generation Southern Power Company	Contract Administrator/Plant Contract Coordinator	As provided
Southern Nuclear	Access Supervisor	205-992-5043
All Other Affiliates & Business Units	SCS Personnel Risk Assessment Supervisor	404-506-0451

Notification Requirements

In addition to the screening requirements described in Parts I and II below, Contractor must promptly notify Company if a Representative currently assigned to provide Services to Company, whether Risk I or Risk II.   is involved in: (i) an incident of known or suspected unlawful involvement with drugs; (ii) possession or consumption of alcoholic beverages during work hours or on a Work Site; (iii) an arrest for weapons, violence, drugs, sexual misconduct, theft, or other similar offense; (iv) any other serious behavioral incident; or (v) creating a serious or potentially serious hazard at the Work Site.

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Part I.   Minimum Requirements for Contractors Regarding Drug and Alcohol Screening

General

Company’s minimum drug-screening and alcohol-screening program Standards include the requirements described in this Part I and in the Toolkit.   Contractor, at its expense, must enforce a program that meets or exceeds these requirements, including initial/pre-site, random, reasonable cause, and post-accident procedures for Risk I and reasonable cause and post-accident procedures for Risk II.   Contractor also must notify Representatives of its program, require that all Representatives adhere to the program, and ensure fair and consistent program application.

Circumstances Requiring Drug and Alcohol Screening

■	Initial/Pre-Site Drug Screening (Mandatory for Risk I): Each Representative classified by Company as Risk I for drug screening purposes requires screening for drug use before he/she may begin performing work for Contractor on behalf of Company. Screening for alcohol abuse is not necessary as part of the initial/pre-site process. Risk I Representatives with a break in service will be subject to a renewal screen if records indicate that screening under these Standards has not occurred within the last 12 months (6 months for Representatives working at an Affiliate generating plant). Risk I Representatives working for Contractor on behalf of an Affiliate continuously for one year or more may be subject to renewal screens on an annual basis (six months for Representatives working at a generating plant). Contractor must use a Provider designated in the Toolkit to perform this testing.

■	Random Drug/Alcohol Testing (Mandatory for Risk I): Contractor must enforce a random drug- and alcohol- testing program for all Risk I Representatives that meets or exceeds Company’s random testing requirements (see Toolkit). For Risk I mandatory random testing, Contractor must use a Provider designated in the Toolkit. Upon request, Contractor must provide evidence that it has performed random testing in accordance with these Standards. If Contractor has a random testing program (whether or not required by these Standards), Contractor (or Provider, if applicable) must inform Company if random testing reveals that any Representative (Risk I or Risk II) is Non-Compliant under Company’s Standards.

■	Reasonable Cause Drug/Alcohol Testing: Any Representative (Risk I or Risk II) suspected, on reasonable cause, of being impaired by drugs or alcohol will be subject to drug and alcohol testing. “Reasonable cause” is a belief, based on objective and articulated facts, sufficient to lead a reasonable person to suspect that the Representative is using, or under the influence of, drugs or alcohol. Company, in its sole discretion, may require testing of a Representative for reasonable cause during any accident or incident investigation.

■	Post-Accident Drug/Alcohol Testing: Any Representative (Risk I or Risk II) involved in an on-the-job accident will be subject to drug and alcohol testing. However, Contractor must address safety and well-being of the Representative before conducting any test. Situations in which post-accident testing is necessary include, without limitation: (i) any type of accident that caused or could have caused loss of life; caused bodily injury requiring medical treatment; or caused material damage to property, equipment, or operations; (ii) a vehicle accident during the Services; or (iii) a material disruption to the business or operations of Company or an Affiliate.

Test Procedure

Before being tested under these Standards, each Representative must sign a consent form (see Toolkit) releasing drug and alcohol test results to his/her employer and, if necessary, to Company.   A Representative’s refusal to submit to drug or alcohol screening per the Standards, or tampering with or adulteration of a specimen, will constitute a positive test result.   Failure to provide a specimen within two hours of request to produce at a collection site, without a satisfactory explanation, as determined by Company, also will constitute refusal and a positive test result.   Specimen collection must be by Company-approved techniques, as follows:

■	Process for All Contractors Except Those at Generating Plants: (See below for generating plant Contractors) For initial/pre-site screening and mandatory random testing (Risk I only), Contractor must conduct an unobserved standard urine drug screen using a Provider designated in the Toolkit and following the process outlined in the Toolkit. Provider will report to Company whether each Representative tested is “Compliant” or “Non-Compliant.” For reasonable cause or post-accident testing (Risk I or Risk II), if Contractor has an account with a Company- designated Provider, Contractor must coordinate the required testing with that Provider; otherwise, Contractor must coordinate testing with any Substance Abuse and Mental Health Services Administration (SAMHSA)-certified clinic and provide the results to Company. Screening may not be by “quick test.”

■	Process for Generating Plant Contractors Only: For all types of screening and testing, collection of the specimen by Provider must be “observed” or monitored to ensure integrity of the specimen (not applicable in Florida). Drug testing of the specimen may be by use of a “quick test.” If a Representative screens “positive” (non-negative) for an illegal substance, the Representative cannot access a Company Work Site, pending laboratory test results showing “Compliant” status. However, if a Representative’s non-negative “quick test” was the result of physician-prescribed medication, Contractor may allow the Representative to access Company’s Work Site pursuant to the Non-Negative Quick Tests as a Result of Prescription Medication process at http://www.southernco.com/suppliers/reguirements.aspx.

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Prohibited Substances

Company strictly prohibits the use, possession, concealment, transportation, promotion, or sale of the following items or substances on any Work Site or while performing work for Contractor on behalf of any Affiliate:

■	Illegal drugs, controlled substances (including trace amounts), look-alike, and designer drugs;
■	Alcoholic beverages (except as explicitly permitted by Company policies);
■	Drug paraphernalia; and
■	Unauthorized prescription drugs.

The Toolkit provides additional information regarding prohibited substances. A Representative who engages in any prohibited conduct is subject to removal from the Work Site, denial of future access to Work Sites of all Affiliates, and restriction from performing work for any contractor on behalf of any Affiliate.

Effect of Positive Drug/Alcohol Results

■	Drugs: Each Representative with laboratory test results that are positive for a prohibited drug (see Toolkit) is “Non-Compliant” and restricted from performing work for Contractor on behalf of any Affiliate. For the first incident, the restriction will be for one year, or as otherwise determined by Company based on mitigating or aggravating circumstances. Following the restriction period, after showing proof of rehabilitation in a program acceptable to Company* and a negative drug screen (which may include a hair drug screen), and so long as there have been no other non-compliant occurrences, the Representative may return to work for Contractor on behalf of an Affiliate. After restriction removal, the Representative is subject to testing at any time. Any Representative who tests positive for prohibited drugs a second time will be restricted indefinitely from working for any contractor on behalf of any Affiliate.

■	Alcohol: Depending on the blood alcohol concentration revealed by testing (see Toolkit), Contractor must remove the Non-Compliant Representative from the Work Site and the Representative may not perform work for Contractor on behalf of any Affiliate for a period as set forth in the Toolkit, or as otherwise approved by Company based on mitigating or aggravating circumstances. If a Representative is subject to a one-year restriction period, the Representative may return to work for Contractor on behalf of any Affiliate only after showing proof of rehabilitation in a program acceptable to Company* and so long as there have been no other non-compliant occurrences.

*	Following completion of an acceptable rehabilitation program, the Representative may return to work for Contractor on behalf of an Affiliate before expiration of the one-year restriction period if approved by, and at the discretion of, Company’s Compliance Officer or his/her designee.

Part II. Minimum Requirements for Contractors Regarding Background Investigations

General

Representatives who perform work for Contractor on behalf of any Affiliate must not pose a safety or security threat.   Contractor, at its expense, must administer a background investigation program that meets or exceeds the requirements of this Part II. Contractor must notify Representatives of the requirements of its program and ensure that they adhere to the program.

Initial/Pre-Site Background Investigation Process

For each Representative classified by Company as Risk I for background investigation purposes, Contractor must use a Provider designated in the Toolkit to complete an initial/pre-site background investigation before the Representative begins work for Contractor on behalf of Company.   These investigations will be conducted without regard to race, color, age, sexual orientation, disability, military status, religion, sex, or national origin. Company reserves the right to exercise all options reasonably affordable and allowed under U.S.   and applicable foreign laws to require background investigations of Representatives. The Toolkit includes additional information regarding the background investigation process.

Before the background investigation, each Representative must sign a consent form, releasing all background investigation results to his/her employer and, if necessary, to Company.    Based on the investigation results, Provider will report to Company whether each Representative is “Compliant” or “Non-Compliant.” Contractor may not allow a Risk I Representative to perform work for Contractor on behalf of Company until after Provider determines that the Representative is “Compliant.” A Representative is “Non-Compliant” if he/she; (i) refuses to consent to a background investigation; or (ii) fails to meet the minimum Standards outlined in this Part II and in the Toolkit.   Except as noted below, a Non-Compliant Representative is restricted indefinitely from working for any contractor on behalf of any Affiliate.

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Background Disqualification Criteria

Provider will use Company’s disqualification criteria to assess a Representative’s background investigation results.  These criteria do not necessarily constitute an absolute bar to “Compliant” status.  In applying these criteria, factors considered include the nature of the conviction, the time of the conviction, evidence of rehabilitation, and the nature of the position for which the individual is being considered. Generally, a Representative is “Non-Compliant” and disqualified if the background investigation reveals any of the following:

■	Felony conviction;
■	Conviction for certain misdemeanors;
■	DUI/DWI convictions (two in past five years);
■	Pending charges that, if resulting in a conviction, would disqualify for one of the preceding reasons;
■	Currently on probation for charges related to one of the preceding reasons;
■	Pattern of behavior in the past that may not have resulted in a conviction, but that indicates involvement in criminal activity;
■	Incident of workplace violence;
■	Willful omission, misrepresentation, or falsification of personal data provided for background investigation purposes;
■	Not authorized to work in the United States;
■	Currently prohibited from performing work for, or for any contractor on behalf of, any Affiliate; or
■	Suspended or revoked driver’s license (for any position that requires driving).

A Representative may have pending criminal charges or may be participating in a program such as Georgia’s First Offender or Alabama’s Youthful Offender programs, which, on conviction or failure to successfully complete the probationary sentence, would make the Representative “Non-Compliant.” In these cases, Provider will classify the Representative as Non-Compliant, pending final adjudication of the charges through the criminal judicial process.   In addition, in determining whether a Representative is “Non-Compliant,” Provider will consider Florida’s “Youthful Offender” and “adjudication withheld” status as a conviction.

A Non-Compliant Representative may request that Company review his/her status if: (i) substantial, relevant, and material information is available or if there is a significant change in circumstances; and (ii) the Non-Compliant Representative has the sponsorship of either his/her employer (Contractor) or union (if applicable).   Relevant information that could support review includes nature and time of the conviction, evidence of rehabilitation, or nature of the position or work activity.   If Contractor (or the union) is satisfied that the Non-Compliant Representative can produce relevant and material evidence that, when considered together with the background investigation results, provides justification for reviewing the disqualification, Contractor (or union) may notify Company’s Compliance Office in writing to request a review or appeal.

Company may require additional documentation (including, without limitation, an updated background investigation report from Provider) to substantiate claims made in the review request.   Company will notify Contractor in writing of Company’s decision. A decision resulting from the review process will be at Company’s discretion and will be final and binding as to work for Contractor on behalf of any Affiliate.

Post-Employment Background Investigation

With respect to each Representative classified by Company as Risk I for background investigation purposes and previously found to be “Compliant,” Company may require a background investigation under these Standards at any time Company deems appropriate in order to meet regulatory compliance requirements or to ensure Agreement compliance.  Also, Company at any time may require a background investigation under these Standards of any Representative, whether Risk I or Risk II, in which case Contractor will follow the procedures in this Part II.   Contractor must use a Provider designated in the Toolkit to perform all background investigations.

Revised March 15, 2012

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